GOOD TIMES RESTAURANTS

MANAGEMENT AGREEMENT

BETWEEN

ZEN INVESTORS LLC

AND

Good Times Drive Thru, Inc.

December 3, 2007

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LIST OF EXHIBITS

EXHIBIT A     -     OWNER INFORMATION AND PRINCIPAL BUSINESS TERMS

EXHIBIT B      -     RESTAURANT INFORMATION

EXHIBIT C      -     PRE-OPENING SERVICES

EXHIBIT D     -     INSURANCE

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MANAGEMENT AGREEMENT

This Management Agreement (this "Agreement") is entered into as of the Effective Date, between Zen Partners LLC, a Virginia limited liability company ("Owner"), and Good Times Drive Thru, Inc., a Colorado corporation ("Manager"). Owner and Manager are sometimes referred to collectively in this Agreement as the "Parties" and individually as a "Party."

RECITALS

A.                 Owner owns or intends to acquire or lease certain real property (each of which is referred to as a "Site"), on which site Owner intends to develop and build Good Times® Restaurants, each of which shall be more specifically described in Exhibit B (individually, a "Restaurant" and collectively, the "Restaurants") and certain other improvements, FF&E, signage, common areas and parking and other facilities and amenities related thereto. (A Restaurant and all other improvements to be developed on each Site are referred to herein collectively as the "Project").

B.                 Manager is knowledgeable and experienced in operating restaurants.

C.                 Owner desires to engage Manager to operate the Restaurants under the Brand, and Manager desires to operate Restaurants under the Brand.

D.                 As of the Effective Date, Owner has entered into a Development Agreement (the "Development Agreement") with Manager pursuant to which Owner has agreed to develop a certain number of Restaurant in the Development Area; and the Site Selection, Construction Management and Pre-Opening Services Agreement, pursuant to which Consultant has agreed to provide to Owner certain services in connection with the selecting sites, constructing and opening of each Restaurant (the "Site Selection Agreement") with Manager (the "Consultant").

AGREEMENT

NOW THEREFORE in consideration of the recitals and covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the Parties, the Parties agree:

1.                  DEFINITIONS AND EXHIBITS.

1.1              Definitions.

All capitalized terms used without definition in this Agreement shall have the following meanings, and if not defined in below shall have the meanings assign to such terms in the Management Agreement.

Adjusted Incentive Income - Incentive Income less any Lease Guaranty Fees paid to Manager and an amount equal to fifteen percent (15%) of Operating Project Costs paid to Owner.

Affiliate - any Person that, directly or indirectly, controls, is controlled by, or is under common control with, the referenced Party or other Person. As used herein, the term "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of any Person, or the power to veto major policy decisions of any Person, whether through the ownership of voting securities, by agreement, or otherwise.

Agreement - this Management Agreement between Owner and Manager, including all Exhibits thereto, and all amendments and modifications entered into between Owner and Manager from time to time.

Anticipated Opening Date - as defined in Exhibit B for each Restaurant.

Applicable Law - all (a) statutes, laws, rules, regulations, ordinances, codes or other legal requirements of any federal, state or local Governmental Authority, board of fire underwriters and similar quasi-Governmental Authority, including any legal requirements under any Approvals, and (b) judgments, injunctions, orders or other similar requirements of any court, administrative agency or other legal adjudicatory authority, in effect at the time in question and in each case to the extent a Restaurant or Person in question is subject to the same.

Approvals - all licenses, permits, approvals, certificates and other authorizations granted or issued by any Governmental Authority for the matter or item in question.

Approved Plans and Specifications - the final plans and specifications as approved by Consultant in accordance with the Site Selection Agreement.

Arbitration Rules - as defined in Section 17.1.2.

Assignment - any assignment, conveyance, delegation or other transfer, in whole or in part, of this Agreement or any rights, remedies, duties or obligations under this Agreement, whether voluntary, involuntary, by operation or law or otherwise.

Authorized Recipients - with respect to any Person, the shareholders, partners, members, trustees, beneficiaries, directors, officers, employees, agents, representatives, legal counsel, accountants and lenders of such Person or its Affiliates.

Bank Accounts - as defined in Section 5.4.1.

Base Fee - as defined in Exhibit A.

Brand - the Good Times Burgers & Frozen Custard® brand.

Brand Standard Revision - as defined in Section 5.2.6(a).

Brand Standards - all standards, policies and programs in effect from time to time, which are applicable to the Operation of the Operated Brand Restaurants.

Building Capital Improvements - all repairs, alterations, improvements, renewals, replacements or additions of or to the structure or exterior façade of a Restaurant, or to the mechanical, electrical, plumbing, HVAC (heating, ventilation and air conditioning), and similar components of a Restaurant building that are capitalized under GAAP and depreciated as real property, but expressly excluding Routine Capital Improvements and ROI Capital Improvements.

Business Interruption Insurance - insurance coverage against "Business Interruption and Extra Expense" (as that phrase is used within the United States insurance industry for application to restaurant facilities) provided in conjunction with a property or terrorism insurance policy, which complies with the Insurance Requirements.

Casualty - any fire, flood or other act of God or casualty that results in damage or destruction to a Restaurant.

Certified Financial Statements - as defined in Section 10.3.

Commencement of Construction - the commencement of pouring of the foundation for a Restaurant.

Competitive Products - as defined in Section 9.4.

Competitive Business - as defined in Section 9.4.

Competitor - a Person that is engaged, or is an Affiliate of a Person that is engaged, in the business of operating, managing, licensing (as licensor) or franchising any restaurant engaged in the business substantially similar to that of the Restaurants; or, in the Development Area, any quick serve restaurant ; but not including institutional investors in restaurants, restaurant brands or restaurant systems, such as pension funds, insurance companies, investment banking firms, private equity funds and real estate investment trusts (and their respective Affiliates), provided that the principal business of such institutional investors is not owning or controlling one or more nationally recognized restaurant brands that compete with Manager).

Condemnation - a taking of all or any portion of a Restaurant or the Site by any Governmental Authority by condemnation or power of eminent domain for any purpose whatsoever, and a conveyance by Owner in lieu or under threat of such taking.

Confidential Information - information relating to Manager's business that derives value, actual or potential, from not being generally known to others, including all Proprietary Software, Manuals, Customer Data, fees and terms of all System Services, and any documents and information specifically designated by Manager orally or in writing as confidential or by its nature would reasonably be understood to be confidential or proprietary.

Construction - the process of constructing a Restaurant as a Brand restaurant open for business with Manager's approval as required in this Agreement (including any work to be completed after the Opening Date as expressly permitted by Manager under Exhibit C).

Construction Financing - a Financing in an amount that is sufficient, when added to Owner's available equity sources, to cover the full cost of Construction of a Restaurant and the Other Project Components.

Construction Financing Commitment - a binding commitment (subject to customary conditions precedent) for the Construction Financing from a qualified and reputable financing source.

Consultant - as defined in Recital D.

Co-op - as defined in Section 8.5.

Corporate Personnel - any personnel from the corporate or divisional offices of Manager or an Affiliate who perform activities at or on behalf of a Restaurant in connection with the services provided by Manager under this Agreement.

Creative Materials - all creative materials designed, created or used by Manager or any of its Affiliates, or other Persons retained by them, in Brand restaurants, including artwork, graphics, collateral, promotions, designs, layouts and prototypes.

Customer Data - all customer profiles, contact information (e.g., addresses, phone numbers, facsimile numbers and email and SMS addresses), histories, preferences and any other customer information in any database of Manager or its Affiliates, whether obtained or derived by Manager or its Affiliates from: (a)  customers of a Restaurant; (b) customers of any other restaurant owned, leased, operated, licensed or franchised by Manager or its Affiliates; or (c) any other sources and databases, including Good Times brand websites, operational database store (ODS), property management system.

Design Specifications - the mandatory requirements for the design, architecture and Construction of Restaurants, as then in effect on the date which is 30 days prior to the awarding of a general contract for the Construction of each Restaurant.

Development Agreement - as defined in Recital D.

Development Area - as defined in Section 2.2.

Effective Date - the date Manager countersigns the Agreement, as set forth next to its signature line at the end of the Agreement.

Entitlements - all entitlements, zoning and similar Approvals required under Applicable Law to commence the Construction of each Restaurant.

Entity - a partnership, corporation, limited liability company, Governmental Authority, trust, unincorporated organization or any other legal entity of any kind.

Equity Owners - with respect to any Entity, the Individuals holding all Ownership Interests in such Entity or in any Parent Companies, if any.

Expiration Date - as defined in Exhibit A.

Event of Default - as defined in Section 16.1.

FF&E - furniture, fixtures, equipment, interior and exterior signs, as well as other personal property used in the Operation of a Restaurant that are not Supplies.

Financing - any debt financing secured (in whole or in part) by a Mortgage or Security Interest.

Financing Documents - all loan agreements, promissory notes, mortgages, deeds of trust, security agreements and other documents and instruments (including all  amendments, modifications, side letter and similar ancillary agreements) relating to any Financing.

Fire and Life Safety Consultant - a qualified and reputable third party fire and life safety consultant approved by Owner.

Fire and Life Safety Standards - the standard set forth in the Fire and Life Safety Manuals issued by Manager from time to time, and any fire safety standards, fire suppression systems handbook, and guidelines for fire detection, and emergency voice alarm communication applicable to the Brand.

Force Majeure - any of the following events or circumstances having a material and adverse affect on a Restaurant: (a) Casualty or Condemnation, (b) storm, earthquake, hurricane, tornado, flood or other act of God; (c) war, act of terrorism, insurrection, rebellion, riots or other civil unrest; (d) epidemics, quarantine restrictions or other public health restrictions or advisories; (e) strikes or lockouts or other labor interruptions; (f) disruption to local, national or international transport services; (g) embargoes, lack of materials, water, power or telephone transmissions necessary for the Operation of a Restaurant in accordance with this Agreement; (h) the failure of any applicable Governmental Authority to issue any Approvals, or the suspension, termination or revocation of any material Approvals, required for the Operation of a Restaurant, or any other any circumstance as a result of which the Operation of a Restaurant as contemplated by this Agreement is prevented under Applicable Law; or (i) any other event that is beyond the reasonable control of a Party.  In no event shall general economic conditions constitute a Force Majeure.

Franchise Agreement - the agreement used by Manager or its Affiliate to grant franchises to operate Brand restaurants pursuant to the Management Standard and using the Trademarks.

Full Management Year - any Management Year commencing on January 1 and ending on December 31.

Funds Request - as defined in Section 5.5.2.

GAAP - the conventions, rules, procedures and practices, consistently applied, affecting all aspects of recording and reporting financial transactions which are generally accepted by major independent accounting firms in the United States of America at the time in question. Any financial or accounting terms not otherwise defined herein shall be construed and applied according to GAAP.

Good Times System Services - any System Services provided by Manager or an Affiliate.

Governmental Authority - any government or political subdivision or agency thereof.

Gross Operating Profit or GOP - with respect to any period of time, the amount by which Gross Operating Revenue exceeds Operating Expenses for such period.

Gross Operating Revenue or GOR - with respect to any period of time, all revenue and income of any kind derived directly or indirectly from the Operation of a Restaurant and properly attributable to such period, determined in accordance with GAAP, but expressly excluding the following: (i) sales, occupancy, value added, use, excise taxes and similar taxes imposed by a Governmental Authority and collected directly from customers, or as a part of the sales price of any goods, services, or displays, including gross receipts and similar taxes; (ii) receipts from the financing, sale or other disposition of capital assets and other items not in the ordinary course of a Restaurant's operations and income derived from securities and other property acquired and held for investment; (iii) receipts from any Condemnation, but only to the extent that such amounts are specifically identified as compensation for alterations or physical damage to a Restaurant; (iv) proceeds of any insurance, including the proceeds of any Business Interruption Insurance; (v) rebates, discounts or credits for any goods or services provided by Manager (provided that charge and credit card commissions shall not reduce Gross Operating Revenue, but shall be constitute an Operating Expense); (vi) optional gratuities payable by customers of a Restaurant to Restaurant Personnel; and (vii) interest or other investment income on amounts held in the Reserve Fund.

Hardware - all computer and telecommunications equipment, including routers, servers, circuits, portals and networks, used in the Operation of a Restaurant.

Incentive Fee - as defined in Exhibit A.

Incentive Income - the excess (if any) of Gross Operating Profit less Reserve Fund Contributions for all Restaurants, collectively, for each Management Year; provided, however, if any Restaurants are (i) not subject to a lease agreement entered into pursuant to a Sale-Leaseback Transaction, instead of the expense for interest paid to any lender and re-payment of principal on any loan encumbering the Site, or (ii) are owned by an Affiliate of Owner and leased to Owner, the rent expense for that Restaurant shall be included an Operating Expense in an amount equal to the capitalization rate available in the 1031 exchange market on the Opening Date of such Restaurant (as agreed by Owner and Manager).  To the extent that a Management Year for any Restaurant is shorter than a calendar year, the foregoing percentage amount shall be adjusted accordingly to take in account the difference in days between such Management Year and such corresponding calendar year (i.e., the minimum dollar threshold shall be equal to Project Costs times fifteen percent (15%), then divided by 365 and multiplied by the amount of days that comprise such Management Year for such Restaurant).

Indemnified Party - any Owner Indemnified Parties or Manager Indemnified Parties who are entitled to receive indemnification pursuant to this Agreement.

Indemnifying Party - any Party obligated to indemnify an Indemnified Party pursuant to this Agreement.

Index - the Consumer Price Index for All Urban Consumers, All Items, for the market area that includes a Restaurant, as published by the Bureau of Labor Statistics of the United States Department of Labor, using the years 1982-84 as a base of 100, or if such index is discontinued, the most comparable index published by any federal governmental agency, as acceptable to Owner and Manager.

Individual - a natural person, whether acting for himself or herself or in a representative capacity.

Initial Mortgage - as defined in Exhibit B for each Restaurant.

Initial Working Capital - as defined in Section 5.5.1.

Insurance Program - as defined in Section 12.1.2.

Insurance Requirements - the minimum coverage, limits, deductibles and other requirements required by Manager as set forth in the Manuals or otherwise in writing.

Intellectual Property Rights - any rights available under patent, copyright, trademark, service mark, trade name, product configuration, industrial design or trade secret law or any other statutory provision or common law doctrine with respect to designs, formulas, algorithms, procedures, methods, techniques, ideas, know-how, programs, subroutines, tools, inventions, creations, improvements, works of authorship, other similar materials, and all recordings, graphs, drawings, reports, analyses, other writings, and any other embodiment of the foregoing, in any form whether or not specifically listed herein, which may subsist in any part of the world, for the full term of such rights, including any extension to the terms of such rights.

Lease Guaranty Fee - as defined in the Site Selection Agreement.

Lender - the Person providing any Financing.

Lessor - the Person acquiring any Site for a Restaurant as a Sale-Leaseback Transaction and leasing the same to Owner.

Maintenance and Repair - all ordinary maintenance and repair work to a Restaurant that is characterized as an ordinary expense (and not capitalized) under GAAP.

Management Fees - collectively, the Base Fee and the Incentive Fee, as set forth in Section 3.1.

Management Plan - as defined in Section 5.1. Unless specified as the proposed Management Plan, the Management Plan shall mean the Management Plan as approved in accordance with Section 5.1.

Management Reports - as defined in Section 10.2.

Management Standard - as defined in Section 2.1.2.

Management Standard Deficiency - as defined in Section 16.3.

Management Standard Deficiency Notice - as defined in Section 16.3.

Management Standard Deficiency Period - as defined in Section 16.3.

Management Standard Remedies Notice - as defined in Section 16.3.

Management Term - the period from the Opening Date until the expiration or termination of this Agreement.

Management Year - each calendar year during the Management Term, except that the first Management Year (if not commenced on January 1) shall be a partial year beginning on the Opening Date, and ending on the following December 31, and if this Agreement is terminated effective on a date other than December 31 in any year, then the last Management Year shall also be a partial year commencing on January 1 of the year in which such expiration or termination occurs and ending on the effective date of expiration or termination.

Manager - as defined in the introduction to this Agreement.

Manager Indemnified Parties - as defined in Section 12.3.1.

Manager's Gross Negligence or Willful Misconduct - any gross negligence, knowingly willful misconduct or fraud committed by Manager or its Affiliates, or any Corporate Personnel, in the performance of Manager's duties under this Agreement; provided, however, that (a) the acts or omissions of Restaurant Personnel shall not be imputed to Manager or its Affiliates, or any Corporate Personnel, or otherwise deemed to constitute Manager's Gross Negligence or Willful Misconduct, unless such acts or omissions resulted from the gross negligence, knowingly willful misconduct or fraudulent acts of the Corporate Personnel in supervising such Restaurant Personnel, and (b) no settlement by either Party in good faith of any Third-Party Claims (including Third-Party Claims by Restaurant Personnel) shall be deemed to create any presumption that the acts or omissions giving rise to such Third-Party Claims constitute Manager's Gross Negligence or Willful Misconduct.

Manuals - all written, digitized, computerized or electronically formatted manuals and other documents and materials prepared and used by Operated Brand Restaurants, as instructions, requirements, guidance or policy statements, which are loaned or otherwise made available to Owner.

Marketing Content - as defined in Section 8.1.3.

Marketing Fee - as defined in Exhibit B for each Restaurant.

Mortgage - any mortgage, deed of trust or similar document or instrument (whether in the form of a lien or transfer of title) that encumbers any assets relating to a Restaurant or the Site (including any leasehold interest) or any portion thereof or interest therein that constitute a real property interest.

National Materials Fee - as defined in Section 8.4.

National Materials Fund - as defined in Section 8.4.

Offer - as defined in Section 20.

Opening Date - the date a Restaurant opens for business as a Brand restaurant accepting paying guests in accordance with this Agreement, as confirmed in writing by the Parties.

Operate, Operating or Operation - to manage, operate, use, maintain, market, promote, and provide other management or operations services to a restaurant.

Operated Brand Restaurants - all restaurants and resorts that are Operated by Manager or its Affiliates under the Brand in the United States, including all such restaurants and resorts that are owned and self-Operated by Manager or its Affiliates or franchisees.

Operating Account - as defined in Section 5.4.1.

Operating Expenses - with respect to any period, all ordinary and necessary expenses incurred in the Operation of the Restaurants in accordance with this Agreement, and as determined in accordance with GAAP, including all (a) all Reimbursable Expenses; (b) expenses for Maintenance and Repair; (c) expenses for utilities; (d) insurance premiums paid for any insurance policies maintained with respect to any Restaurant; (e) administrative expenses, including all costs and expenses relating to the Bank Accounts and Certified Financial Statements; (f) costs and expenses for marketing, advertising and promotion of a Restaurant, including but not limited to National Materials Fees; (g) rents paid for the use and occupancy of any real property used to Operate a Restaurant; and, (h) System Services Charges, but expressly excluding the following: (i) Management Fees; (ii) income taxes; (iii)  Reserve Fund Contributions and any expenditures for Routine Capital Improvements, Building Capital Improvements or ROI Capital Improvements; (iv) any depreciation and amortization of capital assets; (v) costs for the administration of Owner (including any member, board or shareholder meetings) or Owner's personnel, including salaries, wages, employee benefits and reimbursements of Owner's directors, officers, employees or agents; and (vi) fees and costs for professional services, including the fees and expenses of attorneys, accountants and appraisers, incurred directly or indirectly in connection with the operation of the Restaurants.

Operating Project Costs - The final Operating Project Cost Budget, as determined pursuant to Section 1 of Exhibit B to the Site Selection Agreement, less amounts received by Owner as a net gain on the sale in a Sale-Leaseback Transaction for such Restaurant that Owner, at its option, shall apply either to reduce the Operating Project Cost Budget of the Restaurant subject to the Sale-Leaseback Transaction or another Restaurant.

Other Project Components - all components of the Project other than a Restaurant.

Other Good Times Brands - the brands, other than the Brand, if any, of restaurants owned, Operated or licensed by Manager or any one or more of its Affiliates from time to time. For the avoidance of doubt, any derivative of the Brand (which may include the Trademarks of the Brand) that Manager or any Affiliate subsequently acquires or develops shall be included in the Other Good Times Brands, and not in the Brand.

Outside Commencement Date - as defined in Exhibit B for each Restaurant.

Outside Commitment Date - as defined in Exhibit B for each Restaurant.

Outside Entitlements Date - as defined in Exhibit B for each Restaurant.

Outside Opening Date - as defined in Exhibit B for each Restaurant.

Owner - as defined in the introduction to this Agreement.

Owner Indemnified Parties - as defined in Section 12.3.2.

Owner's Representative - as defined in Section 19.6.

Ownership Interests - all forms of ownership interests in Owner, whether legal or beneficial, voting or non-voting, including stock, partnership interests and limited liability company memberships, and all options, warrants and instruments convertible into such other interests, and any other right, title or interest not included in this definition that Manager determines to constitute a form of direct or indirect ownership in Owner.

Parent Company - an Entity that holds any Ownership Interest in another Entity, whether directly or indirectly through an Ownership Interest in one or more other Entities holding an Ownership Interest in such Entity.

Party or Parties - as defined in the introduction of this Agreement.

Person - an Individual or Entity (as the case may be).

Site - as defined in Recital A.

Pre-Opening Budget - as defined in Exhibit C.

Pre-Opening Fees - as defined in Exhibit C.

Pre-Opening Marketing Plan - a defined in Exhibit C.

Pre-Opening Period - the period from the Effective Date to the Opening Date.

Pre-Opening Reimbursable Expenses - as defined in Exhibit C.

Pre-Opening Services - as defined in Exhibit C.

Prohibited Person - any Person that (a) is a Competitor; (b) in Manager's reasonable judgment, is generally recognized in the community as being a Person of ill repute or is in any other manner a Person with whom a prudent business person would not wish to associate in a commercial venture; (c) in Manager's reasonable judgment, could jeopardize any Approvals required to Operate a Restaurant; or (d) in Manager's reasonable judgment, could jeopardize any Approvals held by Manager or any Affiliate under any Applicable Laws, or cause Manager or any Affiliate to violate any Applicable Laws, or cause any of their assets or interests, to any fines, penalties, sanctions, confiscation or similar liability or action under any Sanction Laws.

Project Costs - the sum of Operating Project Costs plus any additional funds contributed (but not loaned) by Owner pursuant to Section 5.2, other than expenditures made from the Operating Accounts or Reserve Fund.  If Owner incurs (x) design, architecture, engineering, legal and similar "soft costs" for the development of a Restaurant, (y) construction and similar "hard" costs for construction of a Restaurant, or (z) construction period interest on a normal and customary level of senior debt, which are not reimbursed by sale-leaseback transaction for a Restaurant, then such costs shall be capitalized and the prevailing rental rate for the Site occupied by such Restaurant shall be considered an Operating Expense of such Restaurant.

Property Improvement Plan - the list of upgrades and improvements, which Manager prepares and provides to Owner in connection with a Building Capital Improvement or ROI Capital Improvement, or otherwise pursuant to this Agreement.

Proprietary Rights - all rights of Manager and its Affiliates in and to the system for Operating the Brand restaurants, including Trademarks, Creative Materials, Customer Data, Proprietary Software and Manuals, and all Intellectual Property Rights related thereto.

Proprietary Software - proprietary applications and interface software specifically acquired, developed or modified in whole or in part by or for Manager or its Affiliates and used in the Operation of a Restaurant, including (a) all software used in connection with the technology systems; (b) all source and object code versions of Proprietary Software used or accessed by, supplied to or installed at, a Restaurant; (c) all related documentation, flow charts, diagrams, user manuals, listings and service/operator manuals; and (d) all updates, enhancements, modifications, improvements and substitutions of Proprietary Software and such related items.

Purchasing Program - as defined in Section 5.6.1.

Real Estate Project Costs - The final Real Estate Project Cost Budget, as determined pursuant to Section1 of Exhibit B to the Site Selection Agreement, less any amounts received by Owners in a Sale-Leaseback Transaction.

Reimbursable Expenses - the following expenses: (a) all Restaurant Personnel Costs incurred by Manager or its Affiliates, including costs incurred by Restaurant Personnel to attend management conferences and seminars organized by Manager or its Affiliates and any costs of Corporate Personnel in presenting and/or training a Restaurant Personnel at such conferences and seminars; (b) the per diem charge as established by Manager from time to time for personnel of Manager or its Affiliates assigned to special projects for a Restaurant; (c) all the reimbursable out-of-pocket costs (with no mark up or profit to Manager) actually incurred by Manager or its Affiliates in performing its services under this Agreement, including air and ground transportation, meals, lodging, taxis, gratuities, document reproduction, printing, promotional materials, stationery, postage, long-distance telephone calls and facsimiles; (d) payments made or incurred by Manager or its Affiliates, or their respective employees to third parties for goods and services (i) in the ordinary course of business in the Operation of a Restaurant, (ii) in accordance with the Management Plan, (iii) as permitted under this Agreement, or (iv) as otherwise approved by Owner in writing, including specifically all amounts paid to third parties relating to Third-Party System Services ; and (e) all taxes imposed by any Governmental Authority against any reimbursements payable to Manager under this Agreement for expenses incurred for Owner's account, including the other Reimbursable Expenses listed herein.

Reserve Fund - as defined in Section 5.4.1.

Reserve Fund Contribution - as defined in Exhibit A.

Restaurant - the building, improvements, structures, facilities and FF&E, and, where the context requires, the Site and all easements, appurtenances, entry and exit rights in each case to the extent exclusively benefiting a Restaurant.

Restaurant Personnel - all Individuals performing services in the name of a Restaurant at a Restaurant during the Management Term (or in connection with the Pre-Opening Services prior to the Management Term), whether such Individuals are employed by Manager or an Affiliate of Manager, including the Senior Executive Personnel, but excluding any Corporate Personnel.

Restaurant Personnel Costs - all costs and expenses associated with the employment or termination of Restaurant Personnel, including recruitment expenses, the costs of moving executive level Restaurant Personnel, their families and their belongings to the area in which a Restaurant is located at the commencement of their employment at a Restaurant, compensation and benefits (including the value of any equity based benefits), training costs, employment taxes and severance payments, all in accordance with Applicable Laws, Manager's policies for Operated Brand Restaurants and such other policies as may be established pursuant to this Agreement.

Restaurant Transfer - any sale, lease, foreclosure of a mortgage, deed in lieu of foreclosure, appointment of a receiver, surrender to a landlord (whether by expiration or termination of an underlying ground lease) or other transfer, in whole or in part, of any ownership right, title or interest in a Restaurant or the Site or any portion thereof, in each case whether voluntary, involuntary, by operation or law or otherwise, other than a Sale-Leaseback.

Restoration - the repair, restoration, replacement or rebuilding of a Restaurant in accordance with the Management Standard (including then-current Brand Standards) as approved by Manager.

Restricted Parties - as defined in Section 9.4.

ROI Capital Improvements - all alterations, improvements, replacements, renewals and additions to a Restaurant that are capitalized under GAAP and involve a material change in the primary use of, or a material physical expansion or alteration of, a Restaurant, which are intended to generate a separate return on investment, and are not Routine Capital Improvements or Building Capital Improvements.

Routine Capital Improvements - all maintenance, repairs, alterations, improvements, replacements, renewals and additions to a Restaurant (including replacements and renewals of FF&E and Supplies, exterior and interior painting, resurfacing of walls and floors, and resurfacing parking areas) that are capitalized under GAAP and not depreciated as real property. For avoidance of doubt, Routine Capital Improvements expressly exclude Maintenance and Repair, Building Capital Improvements and ROI Capital Improvements.

Sale-Leaseback Transaction - any transaction which results from a Transfer by Owner of the building, improvements or structures on a Site occupied by a Restaurant to any other Person where Such Person enters into a lease with Owner to allow Owner to continue to use the Restaurant for the purpose intended by this Agreement.

Sanction Laws - all present and future Applicable Laws of the United States of America that prohibit or restrict Manager or an Affiliate from entering into this Agreement or performing any of its obligations hereunder, with respect to the Person in question, including (a) The United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (the "Patriot Act"), (b) The Trading with the Enemies Act, (c) all rules and regulations issued by the U.S. State Department or U.S. Treasury Department's Office of Foreign Assets Control, and (d) Executive Orders 13224 issued by the President of the United States, and similar executive orders.

Security Interest - any security interest, collateral assignment, pledge or similar document or instrument that encumbers any assets relating to a Restaurant (or any portion thereof or interest therein) that constitutes a personal property interest (including all Supplies located at or used in the Operation of a Restaurant, the Bank Accounts and Owner's rights under this Agreement).

Senior Executive Personnel - the Individuals employed from time to time as the general manager of a Restaurant and the regional manager with responsibility for more than one Restaurant, regardless of the specific titles given to such Individuals.

Site - as defined in the Site Selection Agreement.

Site Selection Agreement - as defined in Recital D.

Software - all Proprietary Software and any third-party software used in the Operation of a Restaurant.

Supplier Funds - as defined in Section 5.6.2.

Supplies - all operating supplies and equipment used in the Operation of a Restaurant.

System Services - as defined in Section 6.1.

System Services Charges - as defined in Section 6.2.

System Improvements - as defined in Section 7.5.

Term - as defined in Section 2.3.

Termination Fee - as defined in Exhibit A.

Third-Party Claims - claims, demands, suits, criminal or civil actions or similar proceedings that are alleged by a third party (including enforcement proceedings by any Governmental Authority) against any Indemnified Party, and all liabilities, damages, fines, penalties, costs or expenses (including reasonable attorneys fees and expenses and other reasonable costs for defense, settlement and appeal) that any Indemnified Party might incur, become responsible for, or pay out for any reason, related to this Agreement, the development, construction, ownership or Operation of a Restaurant or otherwise relating to the Project or any portion thereof.

Third-Party System Services - any System Services provided by a Person other than Manager or an Affiliate.

Total Cap - as defined in Section 5.1.4.

Trademarks - all current and future trademarks, trade names, service marks, designs, logos, symbols, product configuration, industrial design, trade dress, slogans and other indicia of origin for the Brand or any of the System Services, including all derivations of any of the foregoing.

Transfer - any Assignment, Restaurant Transfer or Transfer of Ownership Interests.

Transfer of Ownership Interests - any (a) sale, assignment or other transfer, in whole or in part, of any Ownership Interests in Owner or any Parent Companies, if any, (b) merger, consolidation, reorganization or other restructuring of Owner or any Parent Companies, if any, (c) issuance of additional Ownership Interests in Owner or any Parent Companies, if any, that would have the effect of a Transfer of Control of the voting rights or beneficial ownership of the Ownership Interests in Owner or any Parent companies, if any, in each case whether voluntary, involuntary or by operation of law.

Transfer of Control - any Transfer of Ownership Interests that results in either (a) a transfer of 50% or more of the Ownership Interests in Owner or any Parent Companies, if any, or (b) the loss of the right to direct or control the management of the day-to-day operations of Owner.

Withholding Taxes - as defined in Section 3.6.

1.2              Exhibits.

The exhibits listed in the table of contents and attached hereto are incorporated in, and constitute an integral part of, this Agreement.

2.                  GRANT OF AUTHORITY.

2.1              Grant of Authority.

2.1.1        Engagement of Manager. Subject to the terms of this Agreement, Owner hereby engages Manager, and Manager hereby accepts such engagement, to Operate all aspects of a Restaurant for and on behalf of Owner in accordance with the Brand Standards and as the exclusive operator of a Restaurant during the Management Term.

2.1.2        General Grant of Authority. Subject to the terms of this Agreement, Owner hereby grants to Manager the exclusive right, authority and discretion during the Management Term, and instructs Manager during the Management Term, to take all such actions for and on behalf of Owner that Manager reasonably deems necessary or advisable to Operate a Restaurant (a) at least at a level of service and quality generally considered to be equal to or better than the level of service and quality prevailing from time to time at the Operated Brand Restaurants; (b) in accordance with the Brand Standards; (c) in accordance with this Agreement, including, without limitation, those terms relating to the Management Plan; and (d) to the extent consistent with the standards described in clauses (a) through (c) above, in a manner reasonably expected to: (i) protect and preserve the assets that comprise a Restaurant; and (ii) optimize the financial performance of a Restaurant over the Management Term (collectively, the "Management Standard").

2.1.3        Specific Actions Authorized by Owner. Without limiting the generality of Section 2.1.2, Owner's general grant of authority under Section 2.1.2 shall specifically include the exclusive right, title and authority of Manager to:

(a)                establish (i) rates and charges for all food and beverage and other services at a Restaurant; (ii) policies with respect to discounted and complimentary food and beverage and other services at a Restaurant; and, (iii) billing policies (including entering into agreements with credit card organizations);

(b)               use commercially reasonable efforts, in the name and on behalf of Owner, to collect all revenue from the Operation of a Restaurant, and issue receipts with respect to any funds received;

(c)                use commercially reasonable efforts, in the name and on behalf of Owner, to collect and remit to Governmental Authorities all sales, occupancy, value added, use, excise and similar taxes to be collected by a Restaurant directly from guests or customers;

(d)               administer all bank accounts for a Restaurant, in the name and on behalf of Owner, as more specifically set forth herein;

(e)                manage a Restaurant's personnel, as more specifically set forth herein;

(f)                perform or cause to be performed, in the name and on behalf of Owner, all maintenance and repair for a Restaurant, and all capital improvements with respect to a Restaurant, as more specifically set forth herein;

(g)                purchase or lease, in the name and on behalf of Owner, all FF&E that Manager deems necessary or advisable for the Operation of a Restaurant; provided that Owner's consent shall be required for any purchase or lease that requires aggregate annual payments in excess of $100,000 (which amount shall be increased on January 1 of each Management Year by the percentage increase in the Index since January 1 of the prior Management Year);

(h)               purchase, lease or license, in the name of and on behalf of Owner, all Software, Hardware, and telecommunications connections required for the Centralized Services, and that Manager otherwise deems necessary or advisable for the Operation of a Restaurant;

(i)                 negotiate, enter into and administer, in the name and on behalf of Owner, all (i) agreements, purchase orders and similar arrangements for the purchase of all Supplies and services, and (ii) licenses for the right to use any third-party proprietary property, that Manager deems necessary or advisable for the Operation of a Restaurant; provided, however,  that Owner's consent shall be required for any such agreement, license or other arrangement that has a term in excess of one year, unless such agreement, license or arrangement (i) can be terminated without penalty and upon notice of 120 days or less, or (ii) is for System Services, Supplies, utilities or employee compensation or benefits;

(j)                 appoint counsel, commence in its own name or in the name and on behalf of Owner or a Restaurant, and control all legal actions and proceedings to (i) collect charges or other revenue from the Operation of a Restaurant, (ii) evict or remove Persons occupying a Restaurant, (iii) terminate any lease, license or concession agreement for default thereunder by the lessor, licensor or concessionaire, or (iv) enforce all rights under any agreements entered into by Manager in the name and on behalf of Owner pursuant to this Agreement; provided, however, notwithstanding the foregoing, if any legal action or proceeding also involves a claim by or against any Owner, Owner shall have the right to approve the counsel appointed by Manager, which approval shall not be unreasonably withheld or delayed;

(k)               appoint counsel and control all legal actions and proceedings (i) in which any Manager Indemnified Party is a named party (unless Owner has agreed to indemnify such Manager Indemnified Party, in which case Owner shall control such legal action or proceeding), and (ii) that involve more than one Brand Restaurant, or that relate to policies, procedures or business practices of Manager or its Affiliates (regardless of whether such Manager Indemnified Party has requested indemnification); provided, however, notwithstanding the foregoing, if any legal action or proceeding also involves a claim by or against any Owner Indemnified Party, Owner shall have the right to approve the counsel appointed by Manager to defend any Owner Indemnified Party, which approval shall not be unreasonably withheld or delayed; and, if Owner is also a named party in such legal actions or proceedings, Owner, at its sole cost and expenses, shall have the right to appoint separate counsel to defend its interests;

(l)                 borrow money or execute credit obligations in the name and on behalf of Owner in connection with trade payables for goods and services incurred in the ordinary course of business in the Operation of a Restaurant and as otherwise permitted under this Agreement;

(m)             take such actions within Manager's reasonable control as Manager deems necessary or advisable to comply with: (i) the terms of all insurance policies provided to Manager and all Applicable Laws with respect to the Operation of a Restaurant (provided, however, Manager shall not be a guarantor of a Restaurant's compliance with such Applicable Laws), provided, however, Owner's prior reasonable consent shall be required to take material actions if Owner is disputing in good faith any Applicable Law relating to the Operation of a Restaurant and (A) the non-compliance with, or violation of, Applicable Law during such dispute does not impose any risk of closure (in whole or part) of a Restaurant or criminal or civil liability on Manager or Owner and (B) Owner defends, indemnifies and hold harmless any Manager Indemnified Parties for any Third-Party Claims caused by such non-compliance; and

(n)               take such actions as Manager reasonably deems necessary or advisable to maintain the Management Standard, and perform all other duties and obligations required or permitted to be performed by Manager under this Agreement.

2.2              Development Area.

During the Term, Manager or any franchisee or Affiliate of Manager shall not own, Operate or license a restaurant under the Brand that is located within the area described in Exhibit A hereto (the "Development Area") except as provided in the Development Agreement, or any substitution, replacement or expansion of such restaurant. Owner agrees that any ownership, Operation or licensing of restaurants other than Brand restaurants located outside the Development Area is subject to the provisions of Section 9.4.

2.3              Term.

This Agreement shall be for a period of twenty (20) years (the "Term") commencing on the Effective Date and expiring without notice on the Expiration Date, unless terminated earlier in accordance with the terms of this Agreement.  If Owner exercises its option pursuant to the Development Agreement to develop additional Restaurants as managed Restaurants pursuant to this Agreement, then the Term will automatically extend for an additional five (5) years.  There are no other extension or renewal rights under this Agreement.

3.                  FEES AND EXPENSES.

3.1              Management Fees.

Owner shall pay Manager the following fees (collectively referred to as "Management Fees"):

3.1.1        Basic Fee.  Owner shall pay the Base Fee monthly in arrears based on the Gross Operating Revenue of each Restaurant for the immediately preceding month.

3.1.2        Incentive Fee.  Owner shall pay the Incentive Fee monthly in arrears based on the Incentive Income accrued from the beginning of the applicable Management Year through the end of the immediately preceding month.

All Management Fees shall be set forth in the Management Reports. Within 30 days after Owner receives the Certified Financial Statements for any Management Year, Manager shall provide to Owner a reconciliation statement showing the calculation and payment of the total Management Fees for such Management Year, and appropriate adjustments shall be made for any overpayment or underpayment of the Management Fees actually paid during such Management Year. The Party owing money as a result of such adjustment shall pay such amount to the other Party within 30 days after such reconciliation statement has been provided to Owner.

3.2              System Services Charges.

Owner shall pay all System Services Charges monthly in arrears for all (a) mandatory System Services for a Restaurant for the immediately preceding month, including Marketing Fees as set forth in Section 8, and (b) optional System Services for the immediately preceding month for such period during which Owner elects to participate. Manager shall apply such System Services Charges to the applicable System Services. All System Services Charges shall be set forth in the Management Reports.

3.3              Reimbursable Expenses.

Owner shall reimburse Manager for all Reimbursable Expenses incurred by Manager in accordance with this Agreement, the applicable approved Management Plan or as otherwise approved in writing by Owner.

3.4              Interest.

If any fee or other amount due by Owner to Manager or its Affiliates or designees under this Agreement is not paid within 14 days after such payment is due, Owner shall pay, in addition to the amount due, interest for each day the amount is past due and compounded monthly, at a rate equal to the lesser of (a) the daily equivalent of the prime rate (as published by the Wall Street Journal) plus 5%, or (b) the highest rate then permitted by Applicable Law; provided, however, no interest shall be payable on amounts owed by Owner to Manager which Manager is authorized to pay itself pursuant to the terms of this Agreement (provided that the Operating Account has sufficient funds to satisfy such amounts).

3.5              Payment of Fees and Expenses.

3.5.1        Time, Place and Means of Payment. The Management Fees, System Services Charges, Reimbursable Expenses, Lease Guaranty Fee and all other amounts payable to Manager or an Affiliate pursuant to the terms of this Agreement and the Site Selection Agreement shall be payable monthly upon delivery of an invoice by Manager or its Affiliate, and shall be paid to Manager or its Affiliate in U.S. Dollars, in immediately available funds, at the location(s) specified by Manager to Owner in writing from time to time. Manager may pay such fees and other amounts owed to Manager or its Affiliates directly from the Operating Account, and if sufficient funds are not then available in the Operating Account, Manager shall have the right to pay such amounts from the Reserve Fund, in which case Owner shall replenish the Reserve Fund in the amount of such withdrawal by Manager within 30 days after notice to Owner. In addition, Manager may require that any such payments be effected through electronic debit/credit transfer of funds programs specified by Manager from time to time, and Owner shall pay such fees and costs and do such things as Manager deems necessary or advisable to effect such transfers of funds.

3.5.2        No Offset. All payments to be made under this Agreement and all related agreements between the Parties or their Affiliates shall be made pursuant to independent covenants, and neither Party shall set off any claim for damages or money due from the other Party or any its Affiliates.

3.6              Taxes.

Owner shall pay to Manager an amount equal to any sales, value added, use, excise or similar tax assessed against Manager or any Affiliate by any Governmental Authority on payments made by Owner to Manager or its Affiliates under this Agreement, other than income or franchise taxes assessed against Manager.  In addition, all amounts payable to Manager shall be paid by Owner without deduction for any withholding, value-added or other taxes, duties or other deductions (the "Withholding Taxes"), and all payments to Manager shall be increased to the extent necessary to provide Manager with the same net amount it would have received if no Withholding Taxes had been applicable to such payments; provided, however, in no event shall Owner be required to increase payments to Manager on account of income tax withholdings.

4.                  CONSTRUCTION OF A Restaurant.

Owner shall provide or obtain all financial and other resources necessary to complete the development and construction of a Restaurant in accordance with this Agreement, the Development Agreement and the Site Selection Agreement, and Manager shall not be required to provide any funds for the Construction of a Restaurant. Owner shall obtain a Construction Financing Commitment prior to the Outside Commitment Date, and close the Construction Financing prior to the Outside Commencement Date. Manager, on behalf of Owner, shall obtain all Entitlements prior to the Outside Entitlements Date, and perform all work necessary to cause the Commencement of Construction to occur prior to the Outside Commencement Date, with time being of the essence. Owner and Manager shall provide such documents, materials and other information requested by the other to evidence their respective compliance with their obligations within the time periods set forth in this Section.

5.                  OPERATION OF A RESTAURANT.

5.1              Management Plan.

5.1.1     Management Plans. Within 60 days prior after the Effective Date, Manager shall prepare and deliver to Owner for its review and approval a proposed budget for the first Management Year (the "Management Plan").  On or before November 1 of each Management Year after the first Management Year, Manager shall prepare and deliver to Owner for its review and approval an operating budget and plan (including anticipated capital projects) for all Restaurants being managed by Manager under this Agreement for the next Management Year, prepared in accordance with Manager's standard planning and budgeting requirements for substantially all Operated Brand Restaurants, except for discrepancies that, in Manager's reasonable discretion, are necessary or advisable to account for special circumstances applicable to a Restaurant which shall include monthly and annualized projections of the following items:

(a)                estimated results of operations (including estimated Gross Operating Revenue, Operating Expenses, and Gross Operating Profit), together with the following supporting data: (i) estimates of total labor costs, including both fixed and variable labor; (ii) estimates of the average daily rate and occupancy; and (iii) estimates of Management Fees, System Services Charges, Reimbursable Expenses, Lease Guaranty Fees and other amounts payable by Owner to Manager and its Affiliates under this Agreement and the Site Selection Agreement;

(b)               a description of proposed Routine Capital Improvements, Building Capital Improvements and ROI Capital Improvements to be made during such Management Year and itemized estimated capital expenditures related thereto, including capitalized lease expenses and a contingency line item;

(c)                a statement of cash flow, including a schedule of any anticipated requirements for funding by Owner; and

(d)               a marketing plan for the activities to be undertaken by Manager pursuant to Section 8, which plan shall include a description of the Restaurants' target markets, the Restaurants' relative position in those markets, the current and future sales plan for the Restaurants, the advertising and public relations plan for the Restaurants, and the proposed staffing for the sales and marketing activities of the Restaurants.

5.1.2        Approval of Management Plan. Owner shall have the right to review and approve or disapprove the proposed Management Plan and shall provide Manager with any objections to such proposed Management Plan in writing, in reasonable detail, within 20 days after receipt of the proposed Management Plan from Manager. If Owner has not approved or objected to any part of the proposed Management Plan within said 20 day period, Owner shall be deemed to have approved that portion of any proposed Management Plan to which Owner has not objected in writing within 20 days after the delivery of the proposed Management Plan. If Owner objects to any portion of the proposed Management Plan in accordance with this Section 5.1.2, the Parties shall meet within 14 days after Manager's receipt of Owner's objections and discuss such objections, and then Manager shall submit written revisions to the proposed Management Plan after such discussion. The Parties shall use good faith efforts to reach an agreement on the Management Plan prior to January 1 of the applicable Management Year. The proposed Management Plan, as modified to reflect the revisions either agreed to by the Parties or determined by resolution pursuant to Section 5.1.3, shall become the Management Plan for the next Management Year. Owner shall act reasonably and exercise prudent business judgment in approving, or objecting to, all or any portion of the Management Plan (including capital projects); provided, however, Owner shall not have the right to object to any expenditures in the proposed Management Plan (including capital projects) required to be made under this Agreement or otherwise reasonably required to Operate a Restaurant in accordance with the Management Standard (including implementing and maintaining the Brand Standards).

5.1.3        Resolution of Disputes for Management Plan. If the Parties, despite their good faith efforts, are unable to reach final agreement on the Management Plan for a Management Year by January 1 of such Management Year, those portions of such Management Plan that are not in dispute shall become effective on January 1 of such Management Year and either Party may submit the matter(s) in dispute for resolution in accordance with Section 17. The prior year's Management Plan shall govern the items in dispute pending the resolution of such dispute, except that the budgeted expenses provided for such item(s) in the prior year's Management Plan (or, if earlier, the last Management Plan in which the budgeted expenses for such disputed item(s) were approved) shall be increased by the percentage increase in the Index from January 1 of the prior Management Year (or, if applicable, each additional Management Year between the prior Management Year and the Management Year in which there became effective the last Management Plan in which the budgeted expenses for such disputed item(s) were approved). If the disputed item did not previously appear in any Management Plan, then expenditures for such items pending resolution of the dispute shall be at the discretion of Manager. Upon the resolution of any such dispute (whether by agreement of the Parties or resolution pursuant to Section 17), such resolution shall control as to such item(s).

5.1.4        Modifications to Management Plan.  Within 30 days prior to the opening of any additional Restaurant and within 30 days after the closing of Transfer of any Restaurant during a Management Year, Manager shall modify the Management Plan for such year to adjust the annualized projections of the amounts set forth in Section 5.1.1 as a result of the opening, closing or Transfer of such Restaurant.  Such modified Management Plan shall be approved by Owner in accordance with Section 5.1.2 and disputes with regard to such modified Management Plan shall be resolved in accordance with Section 5.1.3.

5.1.5        Operation in Accordance with Management Plan. Manager shall use commercially reasonable efforts to operate each Restaurant in general accordance with the Management Plan for the applicable Management Year. Nevertheless, the Parties acknowledge that preparation of a Management Plan is inherently inexact and that Manager may vary from any Management Plan; provided that (a) Manager shall not incur costs or expenses or make expenditures that would cause expenditures for any line item to exceed the budgeted amount of such line item by more than Manager's customary operating expense ratios corresponding to the related sales levels (the "Total Cap"), in each case without Owner's prior written approval. Notwithstanding anything to the contrary set forth in this Section 5.1.4, Owner acknowledges and agrees as follows:

(a)                Manager may apply the cost savings in one line item of the Management Plan to offset any costs increases in another item in the Management Plan, so long as any such increase does not cause total expenditures to exceed the Total Cap;

(b)               The expenses provided for in the Management Plan for any Management Year that vary based on the sales by a Restaurant shall be increased accordingly to the extent that sales by a Restaurant for any Management Year exceeds the sales projected in the Management Plan for such Management Year;

(c)                Manager may pay all expenses that are not within the ability of Manager to control (including real estate and personal property taxes, utilities and insurance premiums), without reference to the amounts provided for in the Management Plan for such Management Year;

(d)               Manager may make any expenditures that are reasonably required to avoid potential injury to persons or damage to a Restaurant or other property, whether or not provided for, or within the amounts provided for, in the Management Plan for such Management Year; provided, however, in connection with any material emergency expenditure incurred for the avoidance of potential injury to persons or damage to a Restaurant or other property that is not specifically contemplated in, or otherwise covered by, the Management Plan, Manager shall use good faith efforts to notify Owner prior to the time that the expenditure in question is made and shall notify Owner of the expense as soon as reasonably possible thereafter; and

(e)                Manager may make any expenditures that are reasonably required to comply with, or cure or prevent any violation of, any Applicable Law, or to prevent or remedy any threatened or actual breach of any agreement affecting a Restaurant, whether or not provided for or within the amounts provided for in the Management Plan for such Management Year; provided, however, Owner's prior reasonable consent shall be required to take material actions with respect to violations of Applicable Law if Owner is disputing in good faith any Applicable Law relating to the Operation of a Restaurant and (A) the non-compliance with, or violation of, Applicable Law during such dispute does not impose any risk of closure (in whole or part) of a Restaurant or criminal or civil liability on Manager and (B) Owner defends, indemnifies and hold harmless any Manager Indemnified Parties for any Third-Party Claims caused by such non-compliance.

5.2              Maintenance and Repair and Capital Improvements.

5.2.1        Maintenance and Repair. Manager shall perform or cause to be performed all Maintenance and Repair (a) as Manager deems reasonably necessary or advisable to (i) keep a Restaurant in good working order and condition and, subject to any limitations set forth in this Agreement, in compliance with the Management Standard, or (ii) comply with, and cure or prevent the violation of, any Applicable Laws (subject to Owner's rights pursuant to Section 2.1.3(m)), or (b) as provided in the applicable Management Plan or otherwise approved in writing by Owner. Manager shall use funds from the Operating Account for such Maintenance and Repair.

5.2.2        Routine Capital Improvements. Manager shall cause to be performed all Routine Capital Improvements (a) as Manager deems reasonably necessary or advisable to (i) keep a Restaurant in good working order and condition and subject to any limitations set forth in this Agreement, in compliance with the Management Standard, or (ii) comply with, and cure or prevent the violation of, any Applicable Laws; provided, however, Owner's prior reasonable consent shall be required to take material actions if Owner is disputing in good faith any Applicable Law relating to the Operation of a Restaurant and (A) the non-compliance with, or violation of, Applicable Law during such dispute does not impose any risk of closure (in whole or part) of a Restaurant or criminal or civil liability on Manager and (B) Owner defends, indemnifies and hold harmless any Manager Indemnified Parties for any Third-Party Claims caused by such non-compliance, or (b) as provided in the applicable Management Plan or otherwise approved by Owner in writing. In order to facilitate the funding of Routine Capital Improvements, Manager shall set aside on a monthly basis an amount equal to the Reserve Fund Contribution by transferring funds from the Operating Account to the Reserve Fund. All interest earned in the Reserve Fund shall be added to the Reserve Fund, but shall not be credited against amounts required to be deposited in the Reserve Fund. At the end of each Management Year, all amounts not expended from the Reserve Fund shall be carried forward to the next Management Year, but shall not be credited against the amount of the Reserve Fund Contribution for any subsequent Management Year. Owner acknowledges that setting aside the required amount of funds in the Reserve Fund does not guaranty that the Reserve Fund will provide sufficient funds to meet Owner's obligations under this Agreement, and that Owner shall remain responsible for providing any additional funds required to perform its obligations under this Agreement

5.2.3        Building Capital Improvements. Manager shall cause to be performed all Building Capital Improvements (a) as Manager deems necessary or advisable to (i) keep a Restaurant in good working order and condition and, subject to any limitations set forth in this Agreement, in compliance with the Management Standard, or (ii) comply with, and cure or prevent the violation of, any Applicable Laws, (b) as required by any lease or sublease for any Restaurant; or (c) as provided in the applicable Management Plan or otherwise approved by Owner in writing. All Building Capital Improvements shall be performed at Owner's expense, and not from funds in the Operating Account or the Reserve Fund.

5.2.4        ROI Capital Improvements. Neither Party shall make any ROI Capital Improvements on the Site, except as provided in the applicable Management Plan or otherwise approved by both Parties in writing. Unless the Parties agree otherwise, Owner shall cause to be performed any such ROI Capital Improvements in consultation with Manager, and ensure that the performance of such work is undertaken in a manner reasonably calculated to avoid or minimize interference with the Operation of a Restaurant and inconvenience to Restaurant guests. All ROI Capital Improvements shall be performed at Owner's expense, and not from funds in the Operating Account or the Reserve Fund.

5.2.5        Remediation of Design or Construction Issues. If the design or construction of a Restaurant presents a risk of injury to persons or damage to a Restaurant or other property, or results in non-compliance with any Management Standard or Applicable Law, then Owner shall perform all work necessary to remedy such design or construction issue in a Restaurant as expeditiously as possible; provided, that, Owner's remedy of such design or construction issue shall not extinguish Owner's rights to challenge in good faith the existence of any alleged defective condition. Such work shall be performed at Owner's expense, and not from funds in the Operating Account or the Reserve Fund.

5.2.6        Limitations on Brand Standard Changes.

(a)                Owner's obligation to implement or fund a change in the Brand Standard (a "Brand Standard Revision") to the Project prior to the Opening Date relating to the Project's structural characteristics shall be subject to the following terms:  (y) if the Brand Standard Revision occurs during the construction of a Project, such structural characteristics have been previously approved by Consultant in writing in accordance with the Site Selection Agreement and have already been constructed, then Owner may defer compliance with such Brand Standard Revision; and (z) if the Brand Standard Revision occurs during the construction of a Project, relates to the Project's structural characteristics which structural characteristics have been previously approved by Consultant in writing in accordance with the Site Selection Agreement, and if the change were to be applied such change would, in the reasonable opinion of each of Owner and Consultant, increase the aggregate construction budget by more than 5% or cause material delays in the construction schedule, then Owner may decline to comply with such Brand Standard Revision; and

(b)               Owner's obligation to implement or fund a change to a Restaurant due to a Brand Standard Revision relating to FF&E shall be subject to the following terms:

(i)                 Prior to the Opening Date, with respect to FF&E that constitutes part of the Brand Standard or is otherwise required under this Agreement, Owner shall not be obligated to purchase additional or alternative FF&E to replace any such FF&E which have been previously approved by Consultant in writing in accordance with the Site Selection Agreement and have already been purchased (as evidenced by a purchase order), to the extent such Brand Standard Revision would in the reasonable opinion of each of Owner and Consultant, increase the aggregate construction budget by more than 5% (i.e., a change in the overall basis, not a change in a line item basis which has been offset by other changes in the budget) or cause material delays in the construction schedule the until the earlier to occur of:  (i) the item becomes unserviceable, inoperable, or beyond acceptable wear and tear, (ii) the item reaches the end of its useful life (as determined in accordance with GAAP), or  (iii) three (3) years following the date of the purchase of such item.

(ii)               On or after the Opening Date, with respect to FF&E that constitutes part of the Brand Standard or is otherwise required under this Agreement, Owner shall not be obligated to replace any such FF&E due to a Brand Standard Revision which at the time of purchase (as evidenced by a purchase order) had a cost of greater than $750, until the earlier to occur of:  (i) the item becomes unserviceable, inoperable, or beyond acceptable wear and tear, (ii) the item reaches the end of its useful life (as determined in accordance with GAAP), or (iii) three (3) years following the date of the purchase of such item.  Notwithstanding the foregoing, with respect to any new or additional FF&E items that do not constitute part of the Brand Standard, but are subsequently required as part of the Brand Standard for substantially all operated Brand Restaurants, Owner shall be obligated to fund the cost of the implementation of such items in accordance with the policies or programs established by Manager for the implementation of such items.

Owner and Manager acknowledge that a Restaurant's computers (hardware and software), telecommunications or technology systems are not by definition FF&E, and Owner shall be obligated to fund any modifications, upgrades, replacement or introduction of such items that are required for substantially all operated Brand Restaurants (regardless of whether such items were part of the Brand Standard as of the date of approval of the review materials or the Opening Date), and Owner shall be obligated to fund the implementation of such items in accordance with the policies or programs established by Manager for the implementation of such items.

5.3              Personnel.

5.3.1        Employment of Restaurant Personnel. All Restaurant Personnel shall be employees of Manager or an Affiliate of Manager.

5.3.2        Selection of Restaurant Personnel. Manager shall recruit, screen, appoint, hire, pay, train, supervise, instruct and direct a Restaurant's general manager and assistant managers, and they, or other Restaurant Personnel to whom they may delegate such authority, shall recruit, screen, appoint, hire, pay, train, supervise, instruct and direct all other Restaurant Personnel necessary or advisable for the Operation of a Restaurant, and discipline, transfer, relocate, replace, terminate and dismiss any Restaurant Personnel. Notwithstanding the foregoing, Owner shall have the right to interview and approve or disapprove of the candidates selected by Manager for any Senior Executive Personnel position.  Accordingly, prior to appointing any Senior Executive Personnel, Manager shall provide Owner with a written summary of each of such candidates' professional experience and qualifications, and offer Owner the opportunity to interview each candidate at a Restaurant or another mutually acceptable location. Owner will forego its right to interview any candidate if Owner or its authorized representative is unwilling or unable to participate in the interview within five business days after Manager's offer. Owner shall not unreasonably withhold or delay its approval of any candidate, and Owner shall be deemed to have approved a candidate, unless Owner delivers notice of its disapproval of such appointments within seven days after Manager's offer to Owner to interview the candidate. Owner acknowledges that Owner may not reject more than three candidates proposed by Manager for each of the Senior Executive Personnel positions.

5.3.3        Terms of Employment. All terms of employment, personnel policies and practices relating to a Restaurant Personnel shall be established by Manager from time to time, including (a) the terms of employment, including recruiting, screening, appointment, hiring (subject to Section 5.3.2), compensation, bonuses, severance, pension plans and other employee benefits, training, supervision, instruction, direction, discipline, transfer, relocation, replacement, termination and dismissal of Restaurant Personnel, and (b) the exercise of any rights or remedies under any Applicable Laws (including the National Labor Relations Act) relating to labor matters in relation to a Restaurant and a Restaurant Personnel, including union organization, recognition and withdrawal of recognition, union elections, contract negotiation on a single-employer or multi-employer basis, grievances, unfair labor practice charges, strikes and lockouts. Manager shall process the payroll and benefits for Restaurant Personnel.

5.4              Bank Accounts.

5.4.1        Administration of Bank Accounts. Manager shall establish and administer the bank accounts listed in this Section 5.4.1 (the "Bank Accounts") on Owner's behalf at a bank or banks selected by Manager and approved by Owner. All Bank Accounts shall be established in the name of Owner and under Owner's taxpayer identification number. The Bank Accounts may include (a) account(s) for the purposes of depositing all funds received in the Operation of a Restaurant and paying all Operating Expenses and other amounts due to Manager or its Affiliates (the "Operating Account") pursuant to this Agreement; (b) an interest-bearing account into which the Reserve Fund Contributions shall be deposited from time to time by Manager (by transfer of funds from the Operating Account) or Owner (if sufficient funds are not then available in the Operating Account) in accordance with Section 5.2.2 (the "Reserve Fund"); and (d) such other accounts as Manager deems necessary or desirable.

5.4.2        Authorized Signatories. Manager designees shall be the only Persons authorized to make deposits and withdraw funds from the Bank Accounts. All deposits and withdrawals shall be made in accordance with this Agreement and Manager's standard accounting policies and practices applicable to substantially all Operated Brand Restaurants. Manager shall establish commercially reasonable controls to ensure accurate reporting of all transactions involving the Bank Accounts.

5.4.3        Liability for Loss in Bank Accounts. Owner shall bear all losses suffered in any Bank Account, or in any investment of funds in any Bank Account, and neither Manager nor its Affiliates shall have any liability or responsibility for such losses, except to the extent due to Manager's Gross Negligence or Willful Misconduct and not otherwise covered under an insurance policy.

5.4.4        Disbursement of Funds to Owner. On or about the 25th day of each month, Manager shall disburse to Owner, as directed by Owner, any funds remaining in the Operating Account at the end of the immediately preceding month after (a) payment of all Operating Expenses and other amounts payable from the Operating Account in accordance with the Agreement, (b) deposit of the Reserve Fund Contribution due for such month in the Reserve Fund, and any deficiencies in the Reserve Fund, and (c) retention by Manager of an amount reasonably sufficient to cover (i) all accrued but unpaid Management Fees, System Services Charges, Reimbursable Expenses, Lease Guaranty Fees and other amounts then due and payable to Manager or its Affiliates pursuant to the terms of this Agreement and the Site Selection Agreement, (ii) all known and reasonably foreseeable Operating Expenses payable under this Agreement for the ensuing month, (iii) any other amounts necessary to maintain the Management Standard and comply with, and cure or prevent any violation of, any Applicable Law, (iv) an amount of working capital as reasonably determined to be prudent by Manager (and in any event not less than the amount of the Initial Working Capital) to provide reserves for emergency expenditures or Operating Expenses payable less frequently than monthly or to cover anticipated operating shortfalls, and (v) such other amounts as may be agreed to by the Parties from time to time.

5.5              Funds for Operation of a Restaurant.

Owner shall provide at all times the financial and other resources, and otherwise take such actions as reasonably necessary to permit a Restaurant to be Operated in accordance with the Management Standard.

5.5.1        Initial Working Capital. Manager shall provide to Owner approximately 60 days prior to the Anticipated Opening Date of each Restaurant (as extended, if necessary) an estimate of (a) the amount of initial working capital required for the commencement of Operations at the Restaurant, and (b) the working capital required for at least the first calendar quarter of Operation, and for such longer period as Manager may reasonably determine based on the Manager's estimate of the Restaurant's cash flow and the time of year in which the Opening Date occurs (collectively, the "Initial Working Capital"), and Owner shall deposit the Initial Working Capital into the Operating Account at least 30 days prior to the Anticipated Opening Date for the Restaurant. The Initial Working Capital is separate from, and in addition to, any funds that Owner may be required to fund for Pre-Opening Services. The Parties currently anticipate that the amount of the Initial Working Capital required to open a Restaurant in accordance with this Agreement will be at least the amount set forth in Exhibit A as the Anticipated Initial Working Capital for each Restaurant.

5.5.2        Additional Funds. If Manager determines at any time during the Management Term that (a) the available funds in the Operating Account are insufficient or reasonably anticipated to be insufficient to allow for the uninterrupted and efficient Operation of the Restaurants in accordance with this Agreement, or (b) the available funds in the Reserve Fund are insufficient to allow for payment of all Routine Capital Improvements (subject to Section 5.2.2), or Owner has not provided the necessary funds for Building Capital Improvements and ROI Capital Improvements, then contemplated in the Management Plan or otherwise approved by Owner in writing or authorized under this Agreement, Manager shall notify Owner of the anticipated or actual amount of the shortfall (a "Funds Request"), and Owner shall deposit into the Operating Account or the Reserve Fund, as applicable, the amount requested by Manager in the Funds Request, within 15 days after the delivery of the Funds Request. In addition, if there are insufficient funds in the Operating Account at any time and Owner has not provided additional funds pursuant to a Funds Request, Manager shall have the right to withdraw funds from the Reserve Fund, in which case Manager shall notify Owner as promptly as reasonably possible of the making of any such withdrawal from the Reserve Fund, and Owner shall replenish the Reserve Fund in the amount of such withdrawal within 30 days after such notice from Manager to Owner.  Owner shall have the option, to be exercised by written notice at the same time as the funds are deposited into the Operating Account or the Reserve Fund, to treat any funds provided by Owner pursuant to a Funds Request in one of the following ways:  (i) as a loan to be repaid as an Operating Expense over a period of not more than 5 years, without interest or (ii) as an increase in the Project Costs.

5.5.3        Failure to Provide Funds. If Owner fails to deposit all or any portion of the Initial Working Capital for a Restaurant or the amount requested in a Funds Request, Manager shall have the right (but not the obligation) to use its credit to incur, on Owner's behalf, (a) any Operating Expenses and (b) expenditures for Routine Capital Improvements, Building Capital Improvements or ROI Capital Improvements then contemplated in the Management Plan or otherwise approved by Owner or authorized under this Agreement, in which case Owner shall pay for such goods or services when such payment is due. If Owner fails to pay for such goods or services when such payment is due, then Manager shall have the right (but not the obligation) to pay for such goods or services, in which case Owner shall reimburse Manager immediately upon demand by Manager, and Manager shall have the right to reimburse itself from any available funds from the Operation of a Restaurant (including the Operating Account and the Reserve Fund) for all amounts advanced by Manager, together with interest thereon.

5.6              Purchasing.

5.6.1        Purchasing Programs. Manager or its Affiliates may, in their discretion, make programs for the purchase of certain FF&E and Supplies available from time to time to the Operated Brand Restaurants (whether on a national, regional, mandatory, optional or other basis) (each, a "Purchasing Program"). Manager may, in its discretion, require the Restaurants (a) to participate in any Purchasing Program, subject to the terms of such Purchasing Program, (b) to participate in the Purchase Program, but opt out of the Purchasing Programs for certain FF&E or Supplies on a line item basis, or (c) not participate in a Purchasing Program. Manager and its Affiliates shall have the right to (i) modify the fees, costs or terms of any such Purchasing Program, including adding any FF&E and Supplies to, and deleting any FF&E and Supplies from, such Purchasing Program, (ii) terminate all or any portion of any such Purchasing Program, from time to time, upon 60 days written notice to Owner, (iii) subject to this Section 5.6.2, receive payments, fees, commissions or reimbursements from suppliers and third parties in respect of such purchases, and (iv) subject to this Section 5.6.1, own or have investments in such suppliers. Manager reserves the right to offer FF&E and Supplies for sale to other Persons and to designate itself and/or any of its Affiliates as the sole supplier for any FF&E and Supplies. As of the Effective Date, Manager maintains the Purchasing Program as an optional System Service at prices and terms that generally reflect competitive market rates.

5.6.2        Existing Purchasing Program. Under the Purchasing Program in effect as of the Effective Date, Manager may accept funds from any suppliers (the "Supplier Funds"), which Supplier Funds shall be expended as agreed to or as directed by such suppliers. In such case, the Supplier Funds will be used for programs intended to benefit the Brand and/or Other Good Times Brands participating in such Purchasing Program.  Notwithstanding the foregoing, any rebate received from a vendor or supplier under a contract for a Restaurant only (and not a regional or national contract covering other Operated Brand Restaurants) shall be for the benefit of Owner.

5.6.3        Designated FF&E and Supplies. Manager reserves the right to require Owner to purchase certain FF&E and Supplies from a designated vendor or supplier, provided that the prices and terms of the FF&E and Supplies to be purchased from such designated vendor or supplier are comparable to the prices and terms for such FF&E and Supplies offered by Manager to substantially all Owners of similarly situated Operated Brand Restaurants.

5.7              Complexing.

Manager may implement a complexing arrangement pursuant to which a Restaurant and other restaurants Operated by Manager or its Affiliates in the applicable region or area share certain goods, services and/or personnel for the purposes of achieving cost savings, upon terms reasonably determined by Manager, provided that a Restaurant shall bear no more than its equitable share of the costs involved. Such complexing arrangements may include (a) shared personnel (in which case their salaries shall be allocated equitably among them based on the work performed, provided that any severance or other termination cost shall be allocated to a Restaurant only if such personnel has provided at least six months of service to a Restaurant); provided, however, in no event shall the general manager of a Restaurant be shared with any other restaurant, (b) shared administrative functions performed in a Restaurant or other restaurants Operated by Manager or its Affiliates (in which case the office rental and other related overhead costs for such services shall be allocated equitably among them), and (c) centralized local purchasing program in which a Restaurant and other restaurants Operated or licensed by Manager or its Affiliates participate (in which case the overhead for such program shall be allocated equitably among them). Manager shall provide to Owner (in the Management Plan or otherwise) a reasonably complete description of any such complexing arrangement and the allocation of costs among the applicable Good Times restaurants with respect thereto.

5.8              Use of Affiliates by Manager.

Manager may use the services of one or more of its Affiliates in performing its obligations under this Agreement; provided, however, that any services performed by such Affiliates shall be subject to the same terms applicable to Manager under this Agreement, and Manager shall be responsible for its Affiliate's performance.  In addition, Owner shall not pay more for services provided by Manager's Affiliates than Owner would have been entitled to receive under this Agreement had Manager performed the services.  On Owner's request, Manager shall provide Owner with a list identifying the Affiliates of Manager that are providing services to a Restaurant and a description of such services.

5.9              Limitation on Manager's Obligations.

5.9.1        Availability of Funds. Manager's obligations under this Agreement are subject in all respects to the availability of sufficient funds from the Operation of a Restaurant, or which are otherwise provided by Owner. All costs and expenses of Operating a Restaurant shall be payable out of funds from the Operation of a Restaurant, or which are otherwise provided by Owner, and in no event shall Manager be obligated to use its own credit or advance any of its own funds to pay any such costs or expenses for a Restaurant, or defer or forego the payment of Management Fees, System Services Charges, Reimbursable Expenses, Lease Guaranty Fees or any other amounts payable to Manager or its Affiliates. Accordingly, notwithstanding anything to the contrary in this Agreement, Manager shall be relieved from its obligations to Operate a Restaurant in compliance with the Management Standard and in accordance with this Agreement whenever and to the extent that Manager is prevented or restricted in any way from doing so by reason of (a) Owner's breach of any term of this Agreement or any other agreement between Owner and Manager or its Affiliates (including Owner's obligation to provide sufficient funds as required under this Agreement), or (b) any limitation or restriction in this Agreement on Manager's authority or ability to expend funds in respect of a Restaurant.

5.9.2        Pre-Existing Conditions and External Events. Notwithstanding anything to the contrary in this Agreement, Manager shall have no responsibility whatsoever for the remediation, abatement, correction, cure or administration of any environmental, construction, personnel, real property or other problems that arise at a Restaurant during the Management Term and (a) relate to the Operation or condition of a Restaurant, or activities undertaken at a Restaurant or on the Site, prior to the Management Term, or (b) are caused by or arise from sources outside of a Restaurant, and Owner shall retain full managerial and financial responsibility and liability for and control over the remediation, abatement, correction, cure and administration of such problems, and shall take such actions in a timely manner with as little disturbance or interruption of the use and enjoyment of a Restaurant as practicable. Notwithstanding the foregoing, Manager shall have the right, but not the obligation, to take reasonable and appropriate steps, at Owner's expense, to (i) comply with, or cure or prevent the violation of, any Applicable Laws as provided in this Agreement; provided, however, Owner's prior reasonable consent shall be required to take material actions if Owner is disputing in good faith any Applicable Law relating to the Operation of a Restaurant and (A) the non-compliance with, or violation of, Applicable Law during such dispute does not impose any risk of closure (in whole or part) of a Restaurant or criminal or civil liability on Manager and (B) Owner defends, indemnifies and hold harmless any Manager Indemnified Parties for any Third-Party Claims caused by such non-compliance, (ii) avoid or minimize any actual or potential injury to persons or damage to a Restaurant or other property, and (iii) avoid or minimize any risk of criminal or civil liability to Manager and its Affiliates.

5.9.3        Pre-Opening Period. Notwithstanding anything to the contrary in this Agreement, Manager and its Affiliates shall have no obligation to provide any services for the Operation of a Restaurant (other than the Pre-Opening Services) prior to the commencement of the Management Term on the Opening Date, except as set forth in this Agreement, the Development Agreement or the Site Selection Agreement.

6.                  SYSTEM SERVICES.

6.1              System Services.

Owner acknowledges that (a) certain centralized services are provided or made available to the Operated Brand Restaurants (the "System Services"), and (b) the System Services are an essential element in maintaining conformity in the operation of the Operated Brand Restaurants. Any System Services to be provided under this Agreement may be provided by Manager or an Affiliate of either of them (the "Good Times System Services"), or by a third party designated by Manager or an Affiliate of either of them (the "Third-Party System Services").

6.1.1        Mandatory System Services. Owner acknowledges and agrees that (a) a Restaurant shall participate in all mandatory System Services, and (b) Owner shall pay all System Services Charges for, and comply with all terms and requirements of, such mandatory System Services, including but not limited to the Marketing Fee.

6.1.2        Optional System Services. Owner shall have the right, but not the obligation, to have the Restaurants participate in any System Services that Manager, in its discretion, may make available from time to time to the Operated Brand Restaurants as an optional System Service. If Owner elects to participate in any optional System Service, Owner shall pay the actual costs of such System Services as System Services Charges for, and comply with all terms of, such optional System Services. If Owner elects to terminate the Restaurants' participation in any optional System Service, Owner shall provide at least 90 days notice to Manager prior to such termination.

6.2              System Services Charges.

6.2.1        Basis for System Service Charges. The amounts charged to each Restaurant for the System Services (the "System Services Charges") shall be determined on the same basis as such amounts are determined for substantially all of the other Operated Brand Restaurants that are participating in such System Services, and may include amounts reasonably calculated to cover the overhead and other costs incurred by Manager or its Affiliates (as applicable) in providing (or arranging for the provision of) such System Services, including: (i) compensation and employee benefits of Corporate Personnel involved in providing the System Services, (ii) recovery of development costs and promotion costs for such System Services, (iii) costs of equipment employed in providing the System Services, and (iv) costs of operating, maintaining and upgrading the System Services. In addition, Owner shall pay all costs for the installation and maintenance of any Hardware, Software and other technology systems and services at a Restaurant used in connection with the System Services. Manager, its Affiliates and any third-party providing any System Services shall have the right to increase or decrease any or all of the System Services Charges from time to time, upon 60 days notice to Owner, provided that any such changes in the System Services Charges are applied to substantially all of the Operated Brand Restaurants.

6.2.2        Profit Component. The System Services Charges for the mandatory Good Times System Services provided to the Operated Brand Restaurants shall not include a profit component (i.e., a mark-up in addition to the cost items described in Section 6.2.1). Owner acknowledges that from time to time there might be a current surplus or current deficit of funds for any one or more System Services, and that any retention of funds for use at a later date (including interest earned thereon) shall not constitute a profit. However, the System Services Charges for Third-Party System Services and optional Good Times System Services may include a profit component. In addition, Manager and its Affiliates shall have the right to include a profit component in any amount charged for Good Times System Services provided to any Person other than owners of Operated Brand Restaurants. In addition, Manager and its Affiliates shall have the right to retain a reasonable profit on any agreements negotiated with third parties pursuant to which such third parties contribute funds (for marketing, promotional or other purposes) to the funds available for the payment of System Services costs and expenses.  If Manager and/or its Affiliates deliver audits of any of the System Services in the ordinary course of business to substantially all of the Operated Brand Restaurants, Manager shall also deliver to Owner copies of such audits.

6.2.3        Payment to Third Parties. Manager shall have the right (but not the obligation) to pay (directly or through an Affiliate) any amounts due to a third-party for any Third-Party System Services provided to a Restaurant, in which case such amounts shall constitute Reimbursable Expenses.

6.3              Modification of System Services.

Manager shall have the right to (a) modify the structure, scope, delivery, fees, costs and terms of any System Services, (b) add a new, or discontinue an existing, System Service, or (c) make a mandatory System Service optional, or make an optional System Service mandatory, as Manager deems advisable from time to time, each such change to be implemented upon no less than 60 days written notice to Owner, provided that any such changes in the System Services are similarly applied to substantially all of the Operated Brand Restaurants.  Notwithstanding the foregoing, Manager agrees, to the extent there is no Event of Default, Manager will provide or otherwise make available to Owner the same on-line Restaurant location service it offers to substantailly all the other Brand restaurants.

7.                  PROPRIETARY RIGHTS.

7.1              Use of Proprietary Rights.

As part of Manager's services under this Agreement for the Operation of the Restaurants, Manager shall (a) Operate the Restaurants under the GOOD TIMES Burgers & Frozen Custard name, using the Trademarks, and (b) use any Proprietary Rights in the Operation of a Restaurant as Manager deems appropriate or advisable. Manager shall have the exclusive right to determine the form of presentation and use of any Proprietary Rights in the Operation of a Restaurant. Manager reserves the sole right and discretion to: (i) establish operating standards for the use of any Proprietary Rights for a Restaurant, which must be satisfied as a condition of Operating a Restaurant under the Brand applicable to a Restaurant, and (ii) require Owner, Restaurant Personnel and any other Person Manager deems necessary to sign a commercially reasonable confidentiality agreement as a condition to the disclosure and/or use of any Proprietary Rights by such Person, which shall supplement the terms set forth in Section 9.

7.2              New or Modified Trademarks.

Notwithstanding the foregoing in Section 7.1, Manager may designate one or more new, modified or replacement Trademarks, without Owner's consent, to reflect changes in the Brand identification, and may require the use of any such Trademarks in the Operation of a Restaurant and/or change a Restaurant Name to conform to such new, modified or replacement Trademarks; provided that Manager shall pay all actual expenses associated with implementing such new, modified or replacement Trademarks.

7.3              Acknowledgment of Manager's Rights.

Owner acknowledges the rights of Manager and its Affiliates in and to the Proprietary Rights and agrees that (a) Owner has not acquired, and Owner will not represent in any manner that Owner has acquired, in any manner any ownership rights in the Proprietary Rights; (b) Manager may use and grant to others the right to use any Proprietary Right, except as expressly provided otherwise in this Agreement; (c) the restrictions and limitations with respect to Owner's use of the Proprietary Rights under this Agreement apply to all forms and formats, including print, video, electronic and other media (including Identifiers), and all other identifications and elements used in commerce; (d) all goodwill associated with the Brand, including the Trademarks, is the property of Manager and its Affiliates and shall inure directly and exclusively to the benefit of Manager and its Affiliates. Owner shall not use any of the Proprietary Rights in any manner for any purpose whatsoever, including using any Trademarks in (i) its legal name or any other trade or assumed name under which Owner does business, (ii) any publications, Identifiers or other materials or information disseminated to the general public, or (iii) any prospectus, offering circular, financing document or marketing materials, in each case without Manager's prior consent, and if consented to by Manager, then only as expressly permitted in (and subject to such restrictions as may be set forth in) such consent. Owner acknowledges and agrees that no default by Manager under this Agreement, or the expiration or termination of this Agreement, shall confer on Owner or any Person claiming by or through Owner, any right or remedy to use any of the Proprietary Rights in the Operation of a Restaurant or otherwise.

7.4              Infringement.

Owner agrees that, during the Term and thereafter, Owner shall not, directly or indirectly, (a) apply for any rights or interests in the Proprietary Rights in any jurisdiction, (b) infringe Manager's rights in the Proprietary Rights in any way, (c) contest or aid others in contesting the validity, ownership or right to use the Proprietary Rights, or (d) take any other action in derogation of the Proprietary Rights. Owner promptly shall notify Manager of any unauthorized attempt to use any of the Proprietary Rights, including any colorable variation of the Trademarks, or any legal action instituted against Owner with respect to any Proprietary Rights, at Manager's sole cost and expense. Owner shall assist Manager and its Affiliates in taking such action as Manager may request to stop such activities, but shall take no action nor incur any expenses on Manager's behalf without Manager's prior written approval. Manager shall have the right to select legal counsel and control all litigation with respect to any action brought against Owner or Manager by a third party with respect to the Proprietary Rights. If Manager undertakes the defense or prosecution of any litigation relating to the Proprietary Rights, Owner shall execute any and all fact finding documents and take or not take such other actions as may, in the opinion of Manager's legal counsel, be reasonably necessary to carry out such defense or prosecution, and Manager shall reimburse Owner for its Reimbursable Expenses in taking any such actions. This Section 7.4 shall survive the expiration or termination of this Agreement.

7.5              Improvements to System.

All intellectual property rights to the improvements in Manager's system for Operating the Operated Brand Restaurants (including improvements to any Proprietary Rights and Technology Systems) developed or suggested by Owner or any of its Affiliates (the "System Improvements") are hereby irrevocably assigned by Owner to Manager and upon creation shall be and become the exclusive property of Manager, and neither Owner nor any of its Affiliates shall have any ownership rights in any System Improvements.

7.6              Internet Marketing.

Owner may promote a Restaurant through the Internet only in accordance with this Agreement, the Brand Standards and all Applicable Laws. Owner shall not, without the prior written consent of Manager, (i) bid on or purchase placement rights for any keywords or adwords that incorporate any of the Trademarks or anything confusingly similar thereto, or (ii) use any advertising method that creates or overlays links or banners on websites by using the Trademarks or anything confusingly similar thereto. Any use of the Trademarks on the Internet shall inure to the benefit of Service Provider.

7.7              Websites.

Owner acknowledges and agrees that it shall not create a website, or have a website created on its behalf, to promote a Restaurant (the "Property Website"). Owner shall not register (or have any other Person do so on its behalf) any domain name or URL that uses any of the Trademarks or anything confusingly similar thereto.  If Owner or any other Person on Owner's behalf has done so, Owner shall promptly assign such domain name or URL to Manager or an Affiliate as directed by Manager.  Manager agrees to include a reference to the location of a Restaurant and to include similar information on the website that is included for other restaurants owned or operated by Manager or any franchisee.

8.                  MARKETING.

8.1              Restaurant Marketing.

8.1.1        Restaurant Marketing Program. Manager shall develop and implement a marketing program for the Restaurants (in addition to the national and regional marketing programs described below). Owner shall not publish any marketing, advertising or promotional materials or otherwise implement any marketing, advertising or promotion program for a Restaurant on its own, including creating a website to promote any Restaurant, without Manager's prior approval.

8.1.2        Development and Implementation. The development and implementation of a Restaurant's marketing program shall be effected substantially by Restaurant Personnel, with periodic assistance from Corporate Personnel with marketing expertise. Any assistance provided by such Corporate Personnel shall be at no cost to Owner for such personnel's time, but Owner shall pay for the Reimbursable Expenses incurred by Manager in connection with such assistance.  The Restaurants' specific marketing program shall comply with the marketing, advertising and promotions policies and guidelines and corporate identity requirements established by Manager (which may be modified from time to time). Manager shall have the right to engage a Person on behalf of Owner to perform such marketing, advertising and promotional activities for a Restaurant pursuant to this Section 8.

8.1.3        Marketing Content. Manager shall have the right to obtain, or at the request of Manager, Owner shall obtain and provide to Manager, then current photographs, including digital images, descriptive content and other media, such as video, relating to the Restaurants (collectively, "Marketing Content") in accordance with Manager's specifications for such Marketing Content. If Owner obtains any Marketing Content from a third Person, Owner shall ensure that any such Marketing Content includes unlimited usage rights for the benefit of Manager and its Affiliates.

8.2              Grand Opening.

Manager shall conduct a grand opening advertising and promotional program for each Restaurant at or around the Opening Date for each Restaurant. The expenditure for the grand opening program shall be included in the Management Plan for the Restaurant and shall be consistent with the grand opening advertising and promotional program conducted by Manager for other Operated Brand Restaurants.  Owner's grand opening program will utilize the marketing and public relations programs and media and advertising materials that Manager or its Affiliate has developed and approved in advance.

8.3              Local Advertising Expenditures.

Manager shall spend for local media advertising a minimum average of 1½% and up to a maximum average of 4% of the Gross Operating Revenue of each Restaurant each month, or fraction thereof, that the Restaurant is open and operating. This amount may be paid to Manager or its Affiliate and reallocated to the National Materials Fund pursuant to Section 8.4 below.  In addition, if a Co-op is established by Manager or its Affiliate in an area that includes all or part of the Development Area, all or a portion of this amount shall be paid to such Co-op on the same terms and conditions as payments to the National Materials Fund below, and the amount may be increased upon formation of a Co-op, but not to exceed 4%, in Manager's sole discretion.

8.4              National Materials Fund.

Manager shall contribute on Owner's behalf to a national materials fund established by Manager or its Affiliate ("National Materials Fund") a minimum of 1½% and up to a maximum of 4% of the total Gross Operating Revenue of each Restaurant ("National Materials Fee"), at the percentage rate established by Manager or its Affiliate from time to time.  The National Materials Fee shall be paid to Manager or its Affiliate in addition to Management Fees and in addition to any amounts spent on grand opening pursuant to Section 8.2 and local advertising pursuant to Section 8.3) and in addition to amounts voted on by a regional Co-op, if any, pursuant to Section 8.5 below, and the following terms and conditions shall apply:

8.4.1        The National Materials Fee shall be payable concurrently with the payment of the Management Fees, from the Operating Accounts to a bank account designated by Manager or its Affiliate, on the day of the week Manager or its Affiliate shall designate for the National Materials Fee based on the Gross Operating Revenue of the immediately preceding week.

8.4.2        Manager or its Affiliate may change the amount of the National Materials Fee (but not to less than 1½% and not to exceed 4% of Gross Operating Revenue) by providing Owner with at least 30 days prior written notice.  Manager or its Affiliate may, in its sole discretion, reallocate up to 2½% of the 4% National Materials Fee of Owner and other franchisees in a particular geographic area to a Co-op, defined and described in Section 8.5 below or back to Owner to spend locally as described in Section 8.3 above; provided, however, the aggregate advertising commitment for the National Materials Fee, the local advertising expenditures described in Section 8.3 above, and Co-op contributions together shall not exceed 5½% of Gross Operating Revenue for all Restaurants, unless a special or temporary assessment is voted on and affirmatively passed by unanimous consent of the Co-op, in accordance with Section 8.5 below.

8.4.3        National Materials Fees will be subject to the same late charges and interest as Management Fees, in an amount and manner set forth in Sections 3.4 and 3.5 above.

8.4.4        Upon the request of Owner, Manager or its Affiliate will make available to Owner, no later than 120 days after the end of each fiscal year, an unaudited financial statement which indicates how the National Materials Fund has been spent.

8.4.5        Manager or its Affiliate shall direct all advertising and marketing programs financed by the National Materials Fund, with sole discretion over the creative concepts, materials and endorsements used therein, geographic, market and media placement and allocation, and the administration thereof.  Owner agrees that the National Materials Fund may be used to pay the costs of preparing and producing video, audio and written advertising materials; agency costs and commissions; sponsoring radio programs; administering and providing access to gift card programs and similar customer loyalty programs; administering multi-regional advertising programs, including, without limitation, purchasing direct mail and other media advertising and employing advertising agencies and in-house staff to assist therewith; and supporting public relations, market research and other advertising and marketing activities.

8.4.6        The National Materials Fund shall be accounted for separately from Manager or its Affiliate's other funds and shall not be used to defray any of Manager or its Affiliate's general operating expenses, except for such reasonable administrative costs, salaries and overhead as Manager or its Affiliate may incur in activities related to the administration of the National Materials Fund and its marketing programs, including, without limitation, conducting market research, incurring related accounting and legal expenses, preparing material and collecting and accounting for National Materials Fees. Manager or its Affiliate may spend in any fiscal year an amount greater or less than the aggregate contribution of all GOOD TIMES Burgers & Frozen Custard Restaurants to the National Materials Fund in that year and the National Materials Fund may borrow from Manager or its Affiliate or other lenders to cover deficits or cause the National Materials Fund to invest any surplus for future use.  All interest earned on monies contributed to the National Materials Fund will be first used to pay costs.  The National Materials Fund may be incorporated or operated through an entity separate from Manager or its Affiliate at such time as Manager or its Affiliate deems appropriate, and such successor entity shall have all rights and duties of Manager or its Affiliate pursuant to this Section 8.4.

8.4.7        Owner understands and acknowledges that the National Materials Fund is intended to maximize recognition of the Trademarks and patronage of GOOD TIMES Burgers & Frozen Custard Restaurants. Although Manager or its Affiliate will endeavor to utilize the National Materials Fund to develop advertising and marketing materials and programs and to place advertising that will benefit all GOOD TIMES Burgers & Frozen Custard Restaurants, Manager or its Affiliate undertakes no obligation to ensure that expenditures by the National Materials Fund in or affecting any geographic area are proportionate or equivalent to the contributions by GOOD TIMES Burgers & Frozen Custard Restaurants operating in that geographic area or that any GOOD TIMES Burgers & Frozen Custard Restaurants will benefit directly or in proportion to its contribution from the development of advertising and marketing materials or the placement of advertising.  The National Materials Fund is not a trust fund, and Manager or its Affiliate does not owe Owner a fiduciary duty with respect to the maintenance, direction or administration of the National Materials Fund.  Except as expressly provided in this Section 8.4, Manager or its Affiliate assumes no direct or indirect liability or obligation to Owner with respect to the maintenance, direction or administration of the National Materials Fund.

8.4.8        Manager or its Affiliate reserves the right to terminate the National Materials Fund, upon 30 days' written notice to Owner.  All unspent monies on the date of termination shall be distributed to the participants in the National Materials Fund in proportion to their respective contributions to the National Materials Fund during the preceding 12 month period. Manager or its Affiliate shall have the right to reinstate the National Materials Fund upon the same terms and conditions set forth herein upon 30 days' prior written notice to Owner.

8.5              Regional Advertising Programs.

Manager or its Affiliate reserve the right, upon 30 days prior written notice to Owner, to create a regional advertising association ("Co-op") for the benefit of GOOD TIMES Burgers & Frozen Custard restaurants located within all or any part of the Development Area.  If a Co-op is established, Owner will be required to participate in the Co-op for the purpose of participating in regional marketing and promotion programs for GOOD TIMES Burgers & Frozen Custard Restaurants.  Owner will be required to remain a member of and be bound by the decisions of the majority of the members of the Co-op regarding expenditures, assessments and dues of the Co-op, to the extent that they are approved by Manager or its Affiliate.  Manager or its Affiliate may, in their sole discretion, allocate all or a portion of the National Materials Fee to the Co-op.  Manager or its Affiliate shall require Owner to pay all or a portion of the local advertising spending requirement, described in Section 8.3, to the Co-op as a required contribution to the Co-op.  Further, Manager or its Affiliate may, in their sole discretion, allocate different percentages of advertising payments to different Co-ops, depending on various factors.  The Co-op shall have the right to require its members to pay additional monthly dues to the Co-op, but in no event will Owner be required to pay more than 5½% Gross Operating Revenue for all advertising efforts and contributions (inclusive of local advertising, National Materials Fees and Co-op payments), with the exception of any special or temporary assessments as may be required by a Co-op by two-thirds vote.  The failure of Owner to participate in the Co-op or pay any dues required by the Co-op, may, at the option of Manager or its Affiliate, be deemed to be a breach of this Agreement. Manager or its Affiliate have the right, in their sole discretion, to determine the composition of all geographic territories and market areas for the implementation of such regional advertising and promotion campaigns and to require that Owner participate in such regional advertising programs as and when they may be established by Manager or its Affiliate.  If a regional advertising program is implemented on behalf of a particular region within the Co-op by Manager or its Affiliate, Manager or its Affiliate, to the extent reasonably calculable, will only use contributions from GOOD TIMES Burgers & Frozen Custard  restaurants within such region for the particular regional advertising program.  Manager or its Affiliate reserve the right to seek reimbursement from the Co-op for reasonable administrative costs, salaries and overhead as Manager or its Affiliate may incur in activities related to the implementation and administration of the Co-op and marketing programs.  Manager or its Affiliate also reserves the right to establish an advertising cooperative for a particular region to enable the cooperative to self-administer the regional advertising program.

9.                  CONFIDENTIALity AND NON-COMPETITION.

9.1              Disclosure by Owner.

Owner acknowledges that Manager and its Affiliates will provide certain Confidential Information to Owner in connection with the Operation of the Restaurants, and that such Confidential Information is proprietary to Manager and its Affiliates, and includes trade secrets. Accordingly, during the Term and thereafter: (a) Owner shall not use the Confidential Information in any other restaurant, business or activity, and Owner acknowledges such use would be an unfair method of competition; (b) Owner shall use commercially reasonable efforts to maintain the confidentiality of, and shall not disclose to any third Person (including the media), any Confidential Information or the terms of this Agreement, except to its Authorized Recipients, but only on a "need to know" basis in connection with its ownership of a Restaurant or any Other Project Components (including, without limitation, in connection with obtaining financing for a Restaurant) and only during the Term; (c) except as authorized by Manager in writing, Owner shall not make copies of any portion of the Confidential Information disclosed in written, electronic or other form; and (d) Owner shall make every effort to ensure that none of its Authorized Recipients uses, discloses or copies any Confidential Information, disclose any terms of this Agreement or take any other actions that are otherwise prohibited under this Section 9.1 Notwithstanding the foregoing, the restrictions on the use and disclosure of Confidential Information shall not apply to (i) information or techniques which are or become generally known in a Restaurant industry (other than through disclosure by Owner or any Authorized Recipient), (ii) information disclosed as required under Applicable Laws, including reporting requirements applicable to public companies or (iii) information which is or becomes known through a source having the right to disclose such information on a non-confidential basis. Owner acknowledges that the disclosure or unauthorized use of information in violation of this Section 9.1 will cause irreparable injury to Manager and/or its Affiliates, for which monetary damages would not provide an adequate remedy. This Section 9.1 shall survive the expiration or termination of this Agreement.

9.2              Disclosure by Manager.

During the Term and thereafter, (a) Manager shall use all commercially reasonable efforts to maintain the confidentiality of, and not disclose to any third Person (including the media), any terms of this Agreement, or financial information regarding the Operation of a Restaurant, except in each case (i) to its Authorized Recipients on a "need to know" basis in connection with the Operation of a Restaurant, and (ii) with respect to the financial information regarding the Operation of a Restaurant, to Smith Travel Reports and similar data gathering and reporting Persons, and (b) Manager shall make every effort to ensure that none of its Authorized Recipients discloses any terms of this Agreement or any financial information regarding the Operation of a Restaurant (except as otherwise permitted hereunder) or take any other actions that are otherwise prohibited under this Section 9.2. Notwithstanding the foregoing, the restrictions on disclosure and use of Confidential Information shall not apply (i) to information which is or becomes generally known in a Restaurant industry (other than through disclosure by Manager or its Authorized Recipients), (ii) information disclosed as required under Applicable Laws, including reporting requirements applicable to public companies or (iii) to information which is or becomes known through a source having the right to disclose such information on a non-confidential basis. Manager acknowledges that the disclosure or unauthorized use of information in violation of this Section 9.2 will cause irreparable injury to Owner and/or its Affiliates, for which monetary damages would not provide an adequate remedy. This Section 9.2 shall survive the expiration or termination of this Agreement.

9.3              Public Statements.

The Parties shall consult and cooperate with each other on all press releases and other public statements relating to a Restaurant and neither Party shall issue any press release or other public statement relating to a Restaurant without the prior written approval of the other Party, except for any press release or other public statement required under Applicable Law (including reporting requirements applicable to public companies), in which case the issuing Party (if practicable under the circumstances) shall provide the other Party with a reasonable opportunity to review and comment upon any such statement prior to its issuance.

9.4              Non-Competition.

During the Term of this Agreement and for three (3) years after this Agreement expires or terminates, Owner, its officers, directors, partners, agents and management employees, and persons controlling, controlled by or under common control with Owner (collectively, "Restricted Parties"), shall not, without Manager's prior written consent, have any interest, direct or indirect, in the ownership or operation of any restaurant or business featuring hamburgers or frozen desserts ("Competitive Products") or deriving more than 25% of its gross revenues from the sale of Competitive Products ("Competitive Business") or any quick-service restaurant; provided, however, a Competitive Business shall not include (i) a GOOD TIMES Burgers & Frozen Custard Restaurant operated by Owner pursuant to a Franchise Agreement; (ii) a Competitive Business or any quick-service restaurant outside of the Development Area, so long as the Restricted Party (other than Owner or David Grissen) does not have a principal ownership interest in or managerial position with such Competitive Business; or, (iii) a direct or indirect interest in a Competitive Business whose stock is registered under the Securities Exchange Act of 1934 and if the Restricted Parties own less than 5% beneficial interest in the outstanding securities of such corporation.  Owner further covenants and agrees that, for the term of this Agreement and for three (3) years after this Agreement expires or terminates, the Restricted Parties shall not, without Manager's prior written consent or separate agreement with Manager:

9.4.1        Perform services as a director, officer, manager, employee, consultant, representative, agent or otherwise for a Competitive Business; or

9.4.2        Divert or attempt to divert any business related to, or any customer or account of, the GOOD TIMES Burgers & Frozen Custard Restaurant, Manager or its Affiliate's business or any other GOOD TIMES Burgers & Frozen Custard franchisee's business, by direct inducement or otherwise, or divert or attempt to divert the employment of any employee of Manager or a franchisee licensed by Manager or its Affiliate to use the Trademarks and the GOOD TIMES System, to any Competitive Business, by any direct inducement or otherwise.

10.              BOOKS AND RECORDS.

10.1          Maintenance of Books and Records.

Manager shall keep books of account and other records relating to or reflecting the results of the Operation of the Restaurants in accordance with GAAP, consistent with the then existing policies and standards applicable to the Operated Brand Restaurants. All books of account and other financial records of the Restaurants shall be made available to Owner at all reasonable times for examination, audit, inspection and copying. All of the financial books and records of the Restaurants (other than any Proprietary Rights included therein) shall be the property of Owner.

10.2          Financial Reports.

Manager shall cause to be prepared reasonably detailed monthly operating reports, based on information available to Manager, that reflect the financial results of the Operation of the Restaurants for each month of each Management Year, in a format (which may be modified from time to time) substantially similar to the operating reports provided by Manager or its Affiliates for other Operated Brand Restaurants (the "Management Reports"). Manager shall deliver each Operating Report to Owner on or before the 20th day of the month following the month (or partial month) to which such Operating Report relates.

10.3          Certified Financial Reports.

Manager shall cause to be prepared and delivered to Owner no later than March 1st of each Management Year, financial statements for the Restaurants (and not Owner) for the preceding Management Year (consisting of a balance sheet and a profit and loss statement), which shall include a certificate from the controller of the Restaurants or other financial designee of the Manager to the effect that, subject to any qualifications therein, the financial statements fairly present, the financial position, results of operations of the Restaurants for the Management Year then ended (the "Certified Financial Statements"). Notwithstanding the foregoing, Manager shall not be obligated to prepare such statements if Owner does not supply all information requested in writing necessary for Manager to cause the Certified Financial Statements to be prepared, or such information is not otherwise available to Manager. Nevertheless, Owner shall deliver to Manager any other financial statements relating to the Restaurants that are prepared by or for Owner. The Certified Financial Statements delivered pursuant to this Section 10.3, and all information therein, shall be binding and conclusive on the Parties, except for manifest error or fraud, or if either Party delivers notice to the other Party of its objection thereto, setting forth in reasonable detail the nature of such objection, within 60 days after the delivery of such Certified Financial Statements. If the Parties are unable to resolve any disputes with respect to the matters set forth in the Certified Financial Statements within 60 days after delivery by either Party of such notice, either Party may submit such dispute for resolution in accordance with Section 17.

10.4          Consultation with Senior Executive Personnel.

Upon Owner's reasonable request, Manager shall cause the Restaurants' Senior Executive Personnel to be available to consult with and advise Owner or Owner's designees regarding the Operation of a Restaurant.

11.              TRANSFERS.

11.1          Transfers Restricted.

Except as otherwise permitted in Section 13 or this Section 11, neither Party shall make, permit or be subject to any Transfer without the prior consent of the other Party, which may be withheld in such Party's sole and absolute discretion. In addition to the remedies provided in Section 16, any Transfer by a Party in violation of the terms of this Section 11 shall be void and of no force or effect.

11.2          Permitted Transfers by Manager.

Notwithstanding the provisions of Section 11.1, Manager shall have the right, without Owner's consent, to effect an Assignment of this Agreement, in whole or in part, to (a) any Affiliate of Manager, or (b) any Person that acquires, whether by purchase of stock or assets, merger, consolidation, reorganization or other corporate-level transaction, all or substantially all of the business and assets of Manager and/or its Affiliates related to the Operation of the Operated Brand Restaurants; provided, however, that such transferee must expressly assume the obligations of Manager hereunder.

11.3          Permitted Transfers by Owner.

Notwithstanding the provisions of Section 11.1 and subject to Manager's right of first refusal and right of first offer in Section 20, as long as Owner is not in default under this Agreement or any other agreement with Manager or any of its Affiliates relating to the Restaurants, including the Site Selection Agreement, the Development Agreement or any Franchise Agreement:

11.3.1    Owner shall have the right to effect a Restaurant Transfer of all the Restaurants or Transfer of Ownership Interests in all of the Restaurants, provided that each of the following conditions is satisfied:

(a)                Owner provides notice to Manager at least 30 days prior to the Transfer, specifying in reasonable detail the nature of the Transfer, including an update to Section I ("Owner Information") of Exhibit A showing the Parent Companies and Equity Owners, if any, both prior to and after such proposed Transfer and the nature and extent of their respective Ownership Interests, and such additional information as reasonably requested by Manager;

(b)               neither the transferee nor any of its Parent Companies or Equity Owners, is a Prohibited Person;

(c)                in Manager's reasonable judgment, the transferee has sufficient financial resources and liquidity to satisfy Owner's ongoing financial obligations to Manager and its Affiliates under this Agreement and all other agreements relating to the Restaurants; provided, however, that such proposed assignee or transferee shall be deemed to have such financial resources if the total debt at the time of such Transfer of Control does not exceed eighty percent (80%) of the total purchase price being paid by such party in consideration therefore (for the avoidance of doubt, this paragraph (c) shall not apply to a Transfer of Ownership Interests that, by itself or collectively with one or more other related Transfers, would not result in a Transfer of Control).

11.3.2    Owner shall have the right to effect a Restaurant Transfer of less than all of the Restaurants subject to this Agreement, provided that each of the following conditions is satisfied:

(a)                Owner provides notice to Manager at least 30 days prior to the Transfer, specifying in reasonable detail the nature of the Transfer, including an update to Section I ("Owner Information") of Exhibit A showing the Parent Companies and Equity Owners, if any, both prior to and after such proposed Transfer and the nature and extent of their respective Ownership Interests, and such additional information as reasonably requested by Manager;

(b)               neither the transferee nor any of its Parent Companies or Equity Owners, is a Prohibited Person;

(c)                in Manager's reasonable judgment, the transferee has sufficient financial resources and liquidity to satisfy Owner's ongoing financial obligations to Manager and its Affiliates under this Agreement and all other agreements relating to the Restaurant; provided, however, that such proposed assignee or transferee shall be deemed to have such financial resources if the total debt at the time of such Restaurant Transfer does not exceed eighty percent (80%) of the total purchase price being paid by such party in consideration therefore;

(d)               Manager shall have the right to determine if: (i) Manager will continue to manage the Restaurant under the terms and conditions of a management agreement acceptable to Manager or (ii) the transferee will be required to operate the Restaurant pursuant to a Franchise Agreement by sending written notice to Owner within thirty (30) days after receipt of written notice of the proposed Restaurant Transfer; and

(e)                Owner provides Manager with a copy of all documents effecting such Restaurant Transfer, within 10 business days following the date of the Transfer.

11.4          Publicly Traded Securities.

Notwithstanding the provisions of Sections 11.1 and 11.2, the Transfer of any publicly traded Ownership Interests in a Party or any Parent Company through any internationally recognized stock exchange or the automated quotation system of the National Association of Securities Dealers, Inc. (or any successor system) shall not be subject to the restrictions on Transfer under Sections 11.1 or 11.2; provided, however, that Manager shall have the right to terminate this Agreement effective upon written notice to Owner if Owner or any Parent Company directly or indirectly acquires, is acquired by, or otherwise becomes, a Prohibited Person.

11.5          Effect of Permitted Transfer.

Consent to any particular Transfer shall not be deemed to be consent to any other Transfer or a waiver of the requirement that consent be obtained in the case of any other Transfer. Upon any Transfer by Owner or Manager (whether permitted under this Section 11 or consented to by the other Party), the transferor shall be relieved of all liabilities and obligations under this Agreement accruing from and after the effective date of such Transfer. No such Transfer shall relieve the transferor from its liabilities or obligations under this Agreement accruing prior to the effective date of the Transfer.

12.              INSURANCE AND INDEMNIFICATION.

12.1          Insurance.

12.1.1    Insurance Policies. Owner, at its expense, shall obtain and maintain the insurance policies required under the Insurance Requirements set forth as Exhibit D. The insurance policies shall be effective upon the date of Commencement of Construction of a Restaurant or any Other Project Component, or such other time as required by Manager. Owner acknowledges that Manager needs the flexibility to modify the Insurance Requirements to respond to insurance market trends, customer demands, economic conditions, technological advances and other factors affecting a Restaurant industry and its risks, as they may change from time to time. Accordingly, Owner agrees that Manager shall have the right to modify the Insurance Requirements as Manager deems advisable from time to time, each such change to be implemented upon no less than 60 days notice to Owner, provided that any such changes in the Insurance Requirements are applied to substantially all of the Operated Brand Restaurants. In addition, Manager shall have the right, in its reasonable discretion, to require additional insurance to cover any special or unusual condition or risk at a Restaurant.

12.1.2    Insurance Program. Manager or its Affiliates may, in its discretion, make insurance programs available to the Owner (the "Insurance Program"). Owner shall have the right to elect to participate in the Insurance Program to the extent made available to Owner, or obtain such insurance policies from third-party insurers; provided, however, that if any Restaurant Personnel are the employees of Manager or its Affiliates, Manager shall have the right to require that Owner obtain any worker's compensation, crime and employment practices liability insurance policies through the Insurance Program. Owner acknowledges that (a) the premiums charged under the Insurance Program include certain third-party pass-through costs, such as brokers' commissions and insurance services performed by third parties, and (b) some or all of the insurance in the Insurance Program may be provided by an Affiliate, and such Affiliate will have a profit or loss for its insurance business from time to time, depending on the amount of premiums received, and claims paid, by such Affiliates during the relevant period. If Owner participates in the Insurance Program and elects to opt of the Insurance Program for any insurance policy, Owner shall give Manager at least 60 days notice prior to the scheduled effective date or renewal of such insurance policy.

12.1.3    Evidence of Insurance. Owner (for insurance policies obtained through third-party insurers) and Manager (for insurance policies obtained through the Insurance Program) shall provide the other Party with insurance certificates evidencing that the insurance policies comply with the Insurance Requirements. The insurance certificates shall be provided to the other Party as soon as practicable prior to (a) the effective date of coverage for a new insurance policy, or (b) the date of renewal for an existing insurance policy. In addition, upon a Party's request, the other Party promptly shall provide to the requesting Party a schedule of insurance obtained by such Party, listing the insurance policy numbers, the names of the insurers, the names of the Persons insured, the amounts of coverage, the expiration dates and the risks covered thereunder. If Owner does not provide evidence of insurance for any one or more insurance policies required under the Insurance Requirements then Manager shall have the right to obtain such insurance and cause the  premiums for any insurance required to be maintained under this Section 12.1.3 to be paid using funds from the Operating Account or the Reserve Fund, in which case Owner shall replenish the Operating Account or Reserve Fund in the amount of such withdrawal by Manager within 30 days after notice to Owner.

12.1.4    Incidents Covered by Insurance. Manager promptly shall (a) cause to be investigated all loss, damage to or destruction of a Restaurant, as it becomes known to Manager, and report to Owner any such incident that is material, together with the estimated cost of repair of such loss, damage or destruction, (b) at the request of Owner, prepare or cause to be prepared all reports required by any insurance company regarding the event resulting in such loss, damage or destruction, acting as sole agent for all other named insureds, additional insureds, and loss payees; and (c) retain on behalf of Owner, at Owner's expense, all consultants and experts, including architects, engineers, qualified and reputable third party fire and life safety consultants., accountants and attorneys, as Manager deems necessary or advisable, in analyzing any loss, damage or destruction, determining the nature and cost of the repair and presenting any proofs of loss or claims to any insurers.

12.2          RELEASE FROM LIABILITY FOR INSURED CLAIMS.

EACH PARTY HEREBY RELEASES THE OTHER PARTY, AND ITS AFFILIATES, AND THEIR PARTNERS, MEMBERS, TRUSTEES, BENEFICIARIES, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS, AND THE SUCCESSORS AND ASSIGNS OF EACH OF FOREGOING, FROM ANY AND ALL LIABILITY, DAMAGE, LOSS, COST OR EXPENSE INCURRED BY THE RELEASING PARTY (WHETHER OR NOT DUE TO THE NEGLIGENCE OR OTHER ACTS OR OMISSIONS OF THE PERSONS SO RELEASED) TO THE EXTENT SUCH LIABILITY, DAMAGE, LOSS, COST OR EXPENSE IS PAID TO THE RELEASING PARTY UNDER THE APPLICABLE INSURANCE POLICY.

12.3          Indemnification.

12.3.1    Indemnification by Owner. Subject to Sections 12.3.3 and 12.3.4, Owner shall defend, indemnify, and hold harmless Manager and its Affiliates, and their respective trustees, beneficiaries, directors, officers, employees and agents, and the successors and assigns of each of the foregoing (collectively, the "Manager Indemnified Parties") for, from and against any and all Third-Party Claims, except to the extent such Third-Party Claims are caused solely by Manager's Gross Negligence or Willful Misconduct.

12.3.2    Indemnification by Manager. Subject to Sections 12.3.3 and 12.3.4, Manager shall defend, indemnify, and hold harmless Owner and its Affiliates, and their respective trustees, beneficiaries, directors officers, employees and agents, and the successors and assigns of each of the foregoing (collectively, the "Owner Indemnified Parties") for, from and against any and all Third-Party Claims that any Owner Indemnified Parties incur to the extent caused solely by Manager's Gross Negligence or Willful Misconduct.

12.3.3    Insurance Coverage. Notwithstanding anything to the contrary in this Section 12.3.3, the Parties shall first tender to the insurer under the insurance policies covering such Third-Party Claim. If such insurance policies are subject to a deductible or self-insured retention, the Indemnified Party may request indemnification up to the amount of the deductible or self-insurance retention. If the insurance company denies coverage or reserves rights as to coverage, then the Indemnified Parties shall have the right to indemnification in accordance with this Section 12.3.3. Nothing in this Section 12.3.3 shall affect the releases set forth in Section 12.2.

12.3.4    Indemnification Procedures. Subject to Section 12.3.5, an Indemnified Party shall be entitled, upon notice to the Indemnifying Party, to the timely appointment of counsel by the Indemnifying Party for the defense of any Third-Party Claim, which counsel shall be subject to the approval of the Indemnified Party. If, in the Indemnified Party's judgment, a conflict of interest exists between the Indemnified Party and the Indemnifying Party at any time during the defense of the Indemnified Party (and such conflict would be deemed to exist with respect to any dispute as to whether a Third-Party Claim arises from Manager's Gross Negligence of Willful Misconduct), the Indemnified Party may appoint, at the Indemnifying Party's expense, independent counsel of its choice for the defense of the Indemnified Party as to such Third-Party Claim. In addition, regardless of whether the Indemnified Party has appointed counsel or selects independent counsel (a) the Indemnified Party shall have the right to participate in the defense of any Third-Party Claim and approve any proposed settlement of such Third-Party Claim, and (b) all reasonable costs and expenses (including reasonable attorneys fees and expenses, and costs incurred in connection with discovery requests) of the Indemnified Party shall be paid by the Indemnifying Party. If the Indemnifying Party fails to timely pay such reasonable costs and expenses (including attorney's fees and costs), the Indemnified Party shall have the right, but not the obligation, to pay such amounts and be reimbursed by the Indemnifying Party for the same, together with interest thereon in accordance with Section 3.4 until paid in full. The Parties hereby acknowledge that it shall not be a defense to a demand for indemnity that less than all Third-Party Claims asserted against the Indemnified Party are subject to indemnification. Nothing in this Section 12.3.4 shall diminish (i) Manager's right to appoint counsel and control certain legal actions and proceedings pursuant to Section 2.1.3, or (ii) Owner's obligations to defend and indemnify Manager and its Affiliates in such legal actions and proceedings.

12.3.5    Dispute Regarding Manager's Gross Negligence or Willful Misconduct. In the event of a dispute between Owner and Manager as to whether conduct constitutes Manager's Gross Negligence or Willful Misconduct, such dispute will be resolved by arbitration pursuant to Section 17 after the Third-Party Claims raising the disputed conduct are resolved by settlement or final judgment. In the interim, Manager will defend the Third-Party Claim at Owner's expense (even if Manager or its Affiliates are named as defendants therein), and the expenses so incurred, including any expense incurred to settle the case or satisfy a judgment, will constitute an Operating Expense of a Restaurant. Within 120 days of the settlement of the Third-Party Claim or the entry of final judgment from which all rights of appeal have been exhausted or have expired, Owner may commence an arbitration proceeding pursuant to Section 17 to determine whether the Third-Party Claim arises from Manager's Gross Negligence or Willful Misconduct, and the decision of the Arbitrators will determine the Owner's right to reimbursement of any expenses incurred in defending and resolving the Third-Party Claim.

12.3.6    Survival. Section 12.3 shall survive the expiration or termination of this Agreement.

13.              non-disturbance.

13.1          Non-Disturbance by Lenders.

Owner shall have the right to grant a Mortgage and/or Security Interest to a Lender for any Financing or Transfer the Site as a Sale-Leaseback Transaction; provided, however, that Owner shall ensure that this Agreement shall remain in effect throughout the Term, free from interference by any Lender or Lessor. In furtherance of such obligation, (i) all Financing Documents shall meet the requirements and limitations and be consistent with the terms of this Agreement; (ii) Lender, Lessor or any Affiliate of either shall not be a Prohibited Person; (iii) if at the time such indebtedness is borrowed, the debt secured by the property along with any mezzanine debt, exceeds 75% (in total, from all lenders) of: (x) the projected Project Costs approved by Manager (prior to the Opening Date) or (y), the fair market value of a Restaurant (as appraised by a nationally recognized appraiser selected by Owner's mortgage Lender) at the time of such Financing (from and after the Opening Date); (iv) Owner shall obtain a non-disturbance agreement from the Lender, in form and content acceptable to Manager, which agreement shall, among other things, prohibit a Restaurant Transfer to any Prohibited Person provide that, as long as Manager is not in material default under the Management Agreement, Manager would have the right to occupy and operate the Restaurant during the term of, and in accordance with, the Management Agreement, without any interference or ejection by Owner or any person or entity claiming under, through or by right of Owner; (v) Owner shall not grant a Security Interest in any Bank Accounts or FF&E for any Lease guaranteed by Manager or its Affiliate; and (vi) Owner shall not grant a Security Interest in, name a Lender as insured with respect to, or assign to a Lender before or after a loss, any Business Interruption Insurance proceeds to be made available to Manager under this Agreement. Owner shall provide to Manager a true and complete copy of all Financing Documents within 30 days of the execution of such documents.

13.2          Non-Disturbance by Lessors and Others.

Owner shall ensure that this Agreement shall remain in effect throughout the Term, free from interference by any lessor under a Sale-Leaseback Transaction or other Person. In furtherance of such obligation, for each Restaurant other than a Restaurant subject to a Sale-Leaseback Transaction, Owner shall (a) maintain title to a Restaurant free and clear of any encumbrances (other than a Mortgage or Security Interest permitted under this Agreement) that could jeopardize Manager's rights under this Agreement, (b) pay and discharge all real property and personal property taxes relating to a Restaurant and, at Owner's expense, prosecute all actions necessary to ensure Manager receives the full benefits of this Agreement at all times during the Term, and (c) ensure that all existing and future lessor, including a Lessor under a Sale-Leaseback Transaction, provide Manager with non-disturbance agreements in form and content reasonably acceptable to Manager, which agreements shall, among other things, prohibit a Restaurant Transfer to any Prohibited Person.  Owner shall provide to Manager a true and complete copy of all Sale-Leaseback Transaction documents within 30 days of the execution of such documents.

13.3          Debt Limitations.

Owner shall not incur debt financing in the aggregate (including all senior and secondary, unaffiliated mezzanine financing and convertible preferred equity financing) in connection with any Restaurant (whether secured by a Restaurant or not) (x) prior to the Opening Date that exceeds 75% of the Real Estate Project Costs of the Restaurant, or (y) at any time following the Opening Date of a Restaurant that exceeds 75% of the loan to value for such Restaurant (as such value is determined pursuant to an appraisal process mutually agreed upon by the parties and performed at the time the financing is obtained) unless Owner provides evidence to Manager that Owner has invested sufficient equity in a Restaurant equal to at least 25% of the Real Estate Project Costs of a Restaurant.

14.              BUSINESS INTERRUPTION.

14.1          Payment of Fees and Expenses.

If any event occurs that results in an interruption in the Operation of a Restaurant, Manager nevertheless shall (i) be entitled to receive all fees and other amounts that would be due to Manager under this Agreement as if such event had not occurred for the period of the business interruption, and (ii) have the right to incur and pay such costs and expenses to Operate a Restaurant at the level that is reasonably determined by Manager to be practicable given the business interruption event that has occurred. In the event of such business interruption, the Management Fees and System Services Charges payable to Manager under this Section 14.1 shall be calculated based on projections of Gross Operating Revenue and Gross Operating Profit that would have been generated had the business interruption event not occurred based on then-accepted practices in a Restaurant and insurance industries for such matters, with due consideration given to the Management Plan for the Management Year in which the business interruption occurred, and any financial projections for the Restaurants most recently prepared by Manager prior to the business interruption event.

14.2          Business Interruption Insurance.

If the business of a Restaurant is interrupted by any event covered by Business Interruption Insurance, the proceeds of any such Business Interruption Insurance shall be deposited in the Operating Account and used by Manager in accordance with Section 14.1. If Owner maintains Business Interruption Insurance through the Insurance Program that covers the event at the time of the business interruption, Owner's obligations to provide funds under this Section 14 shall be limited to making available to Manager all proceeds under such Business Interruption Insurance to the extent required under this Section 14. If Owner does not maintain Business Interruption Insurance through the Insurance Program at the time of the business interruption and the proceeds from such Business Interruption Insurance are insufficient to pay all of the fees and other amounts due to Manager and its Affiliates and the expenses of Operating a Restaurant as provided under this Section 14, then Owner shall provide all amounts necessary to pay such fees and expenses to the extent not covered by such Business Interruption Insurance and a Restaurant's cash flow. If the business of a Restaurant is interrupted by any event not covered by Business Interruption Insurance, then Owner shall provide all amounts necessary to pay all of the fees and other amounts due to Manager or its Affiliates and the expenses of Operating a Restaurant as provided under this Section 14 to the extent not covered by a Restaurant's cash flow.

15.              CASUALTY AND CONDEMNATION.

15.1          Casualty.

15.1.1    Restoration of Restaurant. If a Restaurant or any portion thereof is damaged or destroyed by a Casualty, Owner, at its expense, shall undertake and complete the Restoration of a Restaurant as soon as reasonably practicable. Notwithstanding the foregoing, Owner may terminate this Agreement with regard to the Restaurant that has been damaged or destroyed by providing notice to Manager within 30 days after such Casualty if such Restaurant is damaged or destroyed by a Casualty not caused by Owner and either:

(a)                The damage or destruction is to such an extent that the cost of Restoration exceeds 25% of the replacement cost of the Restaurant (excluding land), and Owner decides either to demolish the Restaurant in its entirety or cease using the building as a restaurant, or

(b)               Owner is participating in the Insurance Program at the time of the Casualty and the insurance proceeds plus the deductible allocable to such Casualty do not equal at least 90% cost to repair or replace the damaged portion of the Restaurant.

If Owner does not provide such termination notice to Manager within such time period, this Agreement shall remain in full force and effect with regard to such Restaurant and Owner shall be obligated to perform the Restoration. In addition, Manager shall have the right to recover any proceeds as a named insured, additional insured, loss payee or otherwise under any applicable insurance policy providing coverage for such Casualty and Manager shall have the right to deal directly with any insurer to pursue its claim under such insurance policy.  If Owner does provide such termination notice to Manager within such time period, this Agreement shall remain in full force and effect with regard to all remaining Restaurants.

15.1.2    Reinstatement of Agreement. If this Agreement is terminated by Owner with respect to a Restaurant pursuant to Section 15.1.1 and Owner or an Affiliate determines at any time within one year after the date of such termination to either undertake the Restoration of the Restaurant or recommence using the building as a restaurant, then Owner shall provide Manager with written notice of its intention to undertake such Restoration, and Manager may reinstate this Agreement with regard to such Restaurant by providing notice to Owner or its Affiliate within 90 days after receipt by Manager of such notice from Owner or its Affiliate; provided, however, that if Owner or its Affiliate fails to give such notice, then Manager may reinstate this Agreement with regard to such Restaurant by providing notice to Owner or its Affiliate at any time prior to the later of (a) the full reopening of a Restaurant, or (b) 90 days after Manager becomes aware of the Restoration. If Owner or its Affiliate) gives such notice to Manager and Manager elects to reinstate this Agreement with regard to such Restaurant within such 90 day period, Owner or its Affiliate thereupon, at its expense, shall be obligated to complete the Restoration of such Restaurant as soon as reasonably practicable.

15.2          Condemnation.

15.2.1    Restoration of Restaurant. If a Condemnation results in the loss of (a) an entire Restaurant or Site, or (b) a portion of a Restaurant or the Site that makes it imprudent, unsuitable or commercially impractical to Operate the remaining portion of the Restaurant in accordance with the Management Standard, then either Party may terminate this Agreement with regard to such Restaurant upon 90 days notice to the other Party, without incurring any further liability or obligation to each other, except for those liabilities and obligations that survive the termination of this Agreement with regard to such Restaurant, but this Agreement shall remain in full force and effect with regard to all remaining Restaurants. If a Condemnation affects only a part of a Restaurant or the Site that does not make it imprudent, unsuitable or commercially impractical to Operate the remainder of such Restaurant or the Site in accordance with the Management Standard, this Agreement shall not terminate with regard to such Restaurant, and Owner, at its expense, shall undertake and complete the Restoration of a Restaurant as soon as reasonably practicable.

15.2.2    Condemnation Award. Notwithstanding the foregoing, Manager shall have the right to institute or intervene in any available legal or similar proceedings to determine fair compensation for such Condemnation for the purpose of representing Manager's compensable interest in any award for such Condemnation arising from this Agreement and Manager's right of quiet enjoyment hereunder. Any award made to Owner that does not recognize the separate compensable interest of Manager shall be apportioned between the Parties in consideration of all relevant factors. If the Parties cannot agree upon such apportionment within 90 days after the amount of the award payable to Owner has been determined by settlement or a final judicial determination, either Party may submit the dispute for resolution in accordance with Section 17.

16.              DEFAULTS AND TERMINATIONS.

16.1          Event of Default.

The following actions or events shall constitute an "Event of Default" under this Agreement:

(a)                A failure by a Party to pay any amount of money to the other Party when due and payable under this Agreement that is not cured within 10 days after delivery of notice to the defaulting Party;

(b)               A failure by Owner to deposit in the Operating Account or Reserve Account any funds requested by Manager in a Funds Request within the time period provided in Section 5.5.2;

(c)                An Management Standard Deficiency that is not cured within the time period provided in Section 16.3;

(d)               A failure by a Party to perform any of the other covenants, duties or obligations set forth in this Agreement to be performed by such Party that has, or if left uncured will have, a material adverse effect on the Operation of any Restaurants or the rights and obligations of the other Party and that is not cured within 30 days after delivery of notice of such default from the non-defaulting Party to the defaulting Party; provided, however, if (i) the default is not susceptible of cure within a 30 day period, (ii) the default cannot be cured solely by the payment of a sum of money and (iii) failure to cure the default within 30 days would not expose the non-defaulting Party to an imminent and material risk of criminal liability, and would not result in material damage to the Brand, the 30 day cure period shall be extended if the defaulting Party commences to cure the default within such 30 day period and thereafter proceeds with reasonable diligence to complete such cure;

(e)                A material breach by a Party of any representation or warranty expressly set forth in this Agreement;

(f)                A Transfer by a Party in violation of Section 11;

(g)                (i) The insolvency of a Party, or a Party's failure generally to pay its debts as such debts become due; (ii) a general assignment or similar arrangement by a Party for the benefit of its creditors; (iii) the filing by a Party of a petition for relief under applicable bankruptcy, insolvency, or similar debtor relief laws; (iv) the filing of a petition for relief under applicable bankruptcy, insolvency or similar debtor relief laws by any Person against a Party which is consented to by such Party, (v) the appointment or petition for appointment of a receiver, custodian, trustee or liquidator to oversee all or any substantial part of a Party's assets or the conduct of its business, (vi) any action by a Party for dissolution of its operations; or (vii) any other similar proceedings in any relevant jurisdiction affecting a Party; provided, however, that any involuntary proceeding against a Party shall not constitute an Event of Default if such Party discharges the applicable action within 60 days after the filing of such action; or

(h)               The issuance of a levy or an attachment against all or any portion of a Restaurant resulting from a final judgment against a Party for which all appeal periods have expired and which is not fully covered by insurance.

IN NO EVENT SHALL MANAGER BE DEEMED IN DEFAULT OF ITS OBLIGATIONS UNDER THIS AGREEMENT OR APPLICABLE LAW SOLELY BY REASON OF (I) THE FAILURE OF THE FINANCIAL PERFORMANCE OF A RESTAURANT TO MEET OWNER'S EXPECTATIONS, INCOME PROJECTIONS OR OTHER MATTERS INCLUDED IN THE MANAGEMENT PLAN, (II) THE ACTS OF RESTAURANT PERSONNEL, (III) THE INSTITUTION OF LITIGATION OR THE ENTRY OF JUDGMENTS AGAINST OWNER OR A RESTAURANT WITH RESPECT TO A RESTAURANT'S OPERATIONS, OR (IV) ANY OTHER ACTS OR OMISSIONS NOT OTHERWISE CONSTITUTING A DEFAULT OF MANAGER'S OBLIGATIONS UNDER THIS AGREEMENT.

16.2          Remedies for Event of Default.

Subject to the terms of this Agreement, if any Event of Default occurs, the non-defaulting Party shall have the right to exercise against the defaulting Party any rights and remedies available to the non-defaulting Party under this Agreement or (subject to the provisions of this Agreement) at law or in equity; provided, however, neither Party shall have the right to terminate this Agreement by reason of the occurrence of an Event of Default, unless (a) the Event of Default is material in amount or in its adverse effect on the Operation of a Restaurant, or (b) the Event of Default constitutes intentional misconduct, reckless behavior or repeated Events of Default of a similar nature by the defaulting Party. If the alleged defaulting Party disputes the non-defaulting Party's right to terminate this Agreement, such dispute shall be resolved in accordance with Section 17. If termination of this Agreement is an available remedy, such remedy may be exercised by the non-defaulting Party only by irrevocable and unconditional notice to the defaulting Party, in which case this Agreement shall terminate on either the date specified in this Agreement, or if not specified in this Agreement, the date specified by the non-defaulting Party in the termination notice, which date shall in no event be sooner than 10 days nor later than 30 days, after the delivery of such notice.

16.3          Special Remedies of Manager - Management Standard Deficiency.

If at any time during the Management Term, Manager determines in its good faith judgment that it cannot Operate any of the Restaurants in accordance with the Management Standard (a "Management Standard Deficiency") due to any failure by Owner to comply with its obligations under this Agreement (whether as a result of Owner's failure to provide sufficient funds pursuant to a Funds Request, failure to approve a proposed Management Plan, interference by Owner or its agents or representatives in any material respect with the Operation of a Restaurant or otherwise), Manager may provide a notice of such determination to Owner (a "Management Standard Deficiency Notice"), which shall describe in reasonable detail the Management Standard Deficiency arising from Owner's failure to comply with its obligations under this Agreement. Owner shall provide a written response to Manager no later than 15 days after delivery of such Management Standard Deficiency Notice, which shall address in reasonable detail each item of the Management Standard Deficiency. If the matter is not resolved by the Parties within 30 days after Owner's response, either Party may submit such dispute for resolution in accordance with Section 17. If Owner does not provide a written response to a Management Standard Deficiency Notice within the time period required or the arbitration tribunal determines that any Restaurants are not being Operated in accordance with the Management Standard and that such non-compliance is due to a failure by Owner to comply with its obligations under this Agreement, then a Management Standard Deficiency shall be deemed to exist, and Manager may elect any one or more of the following remedies by providing a notice to Owner (a "Management Standard Remedies Notice"):

16.3.1    Suspension of Restrictive Covenants. Manager may suspend the effectiveness of the Development Area provisions during the period (the "Management Standard Deficiency Period") from the later of date of delivery of the Management Standard Deficiency Notice if Owner fails to respond, or the date the Arbitration has determines that a Management Standard Deficiency exists, until such time, if any, as the Management Standard Deficiency is cured so as to enable Manager to Operate a Restaurant in accordance with the Management Standard, and the Development Area provisions shall not apply to any agreement or other arrangement entered into by Manager or its Affiliates during the Management Standard Deficiency Period;

16.3.2    Increase in Base Fee. Manager may impose an increase in the Base Fee during the Management Standard Deficiency Period of 1.0% of Gross Operating Revenue in consideration of Manager's willingness to continue to Operate any Restaurant notwithstanding such Management Standard Deficiency;

16.3.3    Disassociation from Brand. Manager may disassociate any Restaurant from the Brand and other Trademarks during the Management Standard Deficiency Period, but continue to Operate a Restaurant as an unbranded Restaurant under the terms of this Agreement.

16.3.4    No Release of Liability. No termination of this Agreement by Manager pursuant to this Section 16.3 shall relieve Owner of any liability or obligation it may have to Manager by reason of the circumstances that caused Manager to terminate this Agreement.

16.4          Special Termination Rights of Manager.

Manager shall have the following additional rights to terminate this Agreement:

16.4.1    Failure to Obtain Financing.  Manager may terminate this Agreement with regard to any Restaurant upon 30 days written notice to Owner if Owner has not obtained a Construction Financing Commitment by the Outside Commitment Date or has not closed the Construction Financing by the Outside Commencement Date (in each case, regardless of any Force Majeure). Notwithstanding the foregoing, in the event Owner meets an applicable milestone during the 30 day period, Manager shall be required to revoke its termination notice.

16.4.2    Violation of Sanction Laws. Manager may terminate this Agreement with regard to a Restaurant on at least 30 days notice to Owner if, at any time during the Management Term, Manager determines in its reasonable judgment that the continued Operation of a Restaurant would cause Manager or any of its Affiliates to be in violation of any Sanction Laws, or subject Manager or any Affiliates, or any of its assets or interests, to any fines, penalties, sanctions, confiscation or similar liability or action under any Sanction Laws.

16.4.3    No Release of Liability. Notwithstanding the foregoing, no termination of this Agreement by Manager pursuant to this Section 16.4 shall relieve Owner of any liability or obligation it may have to Manager by reason of the circumstances that caused Manager to terminate this Agreement.

16.5          Special Termination Rights of Owner.

16.5.1    Construction Financing Commitment.  If, after negotiating in good faith to obtain a Construction Financing Commitment by the Outside Commitment Date, Owner is unable to obtain a Construction Financing Commitment on terms and conditions that are acceptable to Owner in its sole and absolute discretion for any Restaurant, then Owner may terminate this Agreement with regard to such Restaurant upon 30 days notice to Manager.  For avoidance of doubt, if Owner terminates this Agreement pursuant to this Section, all fees, Reimbursable Expenses and other amounts due Manager and Consultant pursuant to this Agreement, and the Site Selection Agreement as of the effective date of termination shall be due and payable on such date.

16.5.2    Sale of a Restaurant.  Owner shall have the right to terminate this Agreement with regard to a Restaurant upon a sale of such Restaurant to an unrelated bona fide third-party purchaser, by providing Manager with notice at least 60 days prior to such sale; provided, however, that (a) Owner shall pay the Termination Fee applicable to such Restaurant as a condition to the effectiveness of such termination; and, (b) the purchaser shall meet the then-current standards for a Person to become a franchisee of Manager and enter into the then-current form of Franchise Agreement with Manager pursuant to which a Restaurant will continue to operate as a Brand Restaurant. If Owner does not pay the Termination Fee applicable to such Restaurant to Manager contemporaneously with the sale of a Restaurant, or the purchaser does not meet the then-current standards for a Person to become a franchisee of Manager and enter into the then-current form of Franchise Agreement with Manager prior to the closing of the sale of a Restaurant, Owner shall be deemed to have withdrawn such sale notice, and this Agreement shall remain in full force and effect and the sale shall be null and void.  If for any reason Manager's right to enter into a Franchise Agreement with Owner requires Manager to register such franchise offer in the state where a Restaurant is located and Manager has not yet registered such franchise, then the effective date of the termination pursuant to this section shall be extended until 30 days after the effective date of such registration..

16.5.3    Termination without Cause.  Owner shall have the right to terminate this Agreement at any time after the fifth (5th) anniversary of the Effective Date with regard to all Restaurants subject to this Agreement by providing Manager with notice at least 60 days prior to the effective date of such termination; provided, however, that (a) if Owner exercises its option to develop additional Restaurants pursuant to the Development Agreement, Owner cannot exercise its right to terminate this Agreement until five (5) years after the date of the election to develop such additional Restaurants; (b) Owner shall pay the Termination Fee as a condition to the effectiveness of such termination; and (c) Owner shall enter into the then-current form of Franchise Agreement with Manager for each Restaurant subject to this Agreement pursuant to which each Restaurant will continue to operate as a Brand Restaurant for the greater of five (5) years or the remaining Term of this Agreement, but no franchise fee shall be payable pursuant to such Franchise Agreement. If Owner does not pay the Termination Fee to Manager contemporaneously with the notice of termination of this Agreement or sign the Franchise Agreement prior to the effective date of Termination, Owner shall be deemed to have withdrawn such termination notice, and this Agreement shall remain in full force and effect.  If for any reason Manager's right to enter into the Franchise Agreements with Owner requires Manager to register such franchise offer in the state where the Restaurants are located and Manager has not yet registered such franchise, then the effective date of the termination pursuant to this section shall be extended until 30 days after the effective date of such registration.

16.6          Cross-Termination with Other Agreements.

Notwithstanding anything to the contrary in this Agreement, if either the Site Selection Agreement or the Development Agreement are terminated in accordance with their terms for any reason whatsoever (other than by the expiration of its term), then this Agreement shall terminate with respect to any Restaurants not already being managed by Manager pursuant to this Agreement on the effective date of such termination, with no further action by the Parties, unless Manager notifies Owner on or before the effective date of such termination that Manager elects to maintain this Agreement in effect notwithstanding such termination.

16.7          Actions To Be Taken on Termination.

The Parties shall take the following actions upon the expiration or termination of this Agreement entirely or with regard to any Restaurant (in addition to, and without limitation of, the rights of any Party to pursue all other remedies available to it under this Agreement):

16.7.1    Payment of Expenses for Termination. Owner shall be responsible for all expenses arising as a result of such expiration or termination, and Owner shall reimburse Manager and its Affiliates immediately upon receipt of any invoice from Manager or its Affiliates for any expenses incurred by Manager or its Affiliates in the course of effecting the expiration or termination of this Agreement, including those arising in connection with severing the employment of any Restaurant Personnel (with severance benefits calculated in accordance with Manager's severance policies).

16.7.2    Payment of Amounts Due to Manager. All Management Fees, System Services Charges, Restaurant Personnel Costs, Reimbursable Expenses, Lease Guaranty Fees and other amounts due Manager or its Affiliates under this Agreement, the Site Selection Agreement, and the Development Agreement through the effective date of expiration or termination shall be paid to Manager and its Affiliates no later than the effective date of such expiration or termination. Owner shall not have or exercise any rights of setoff, except to the extent of any outstanding and undisputed payments owed to Owner by Manager under this Agreement.

16.7.3    Usage of Trademarks and Proprietary Rights. Unless the operation of a Restaurant is being continued pursuant to a Franchise Agreement, neither Owner nor any Person acting for or on behalf of Owner shall identify the Restaurant in any manner as an Operated Brand Restaurant or a restaurant operated by Manager or its Affiliates, or otherwise associate itself or the Restaurant with the Brand in any manner. Owner immediately shall take all steps reasonably requested by Manager to disassociate the Restaurant and Owner from the Trademarks, and shall delete all Trademarks from the Restaurant's name (including all exterior and interior signage bearing any of the Trademarks), and cease using all Supplies bearing any of the Trademarks and all Proprietary Rights on the effective date of expiration or termination. If Owner fails to remove such signage and Supplies bearing any of the Trademarks immediately upon such expiration or termination, Manager shall have the right, at Owner's expense, to enter the Site and remove them, without any liability for the cost to repair or restore a Restaurant or damage to the Restaurant resulting from such removal.

16.7.4    Purchase of Supplies. Unless the operation of a Restaurant is being continued pursuant to a Franchise Agreement, Manager shall have the right to purchase from Owner, for a price equal to the fair market value (but not exceeding Owner's purchase cost), all unbroken cases of Supplies bearing the any Trademarks then located at a Restaurant or ordered for use at a Restaurant except in the event of a termination based on an Manager Event of Default, in which case Manager shall be obligated to purchase such unbroken cases of Supplies bearing the Trademarks and then located at a Restaurant or ordered for use at a Restaurant for a price equal to the fair market value (but not exceeding Owner's purchase cost).

16.7.5    Third-Party Software and Hardware. If Manager has leased or licensed any third-party Hardware or Software for use at a Restaurant in connection with any System Services under this Agreement, Owner shall have the right, at its option, to request that either (a) Manager transfer such lease or license to Owner, or (b) Owner, at Owner's expense, buy out the lease or license. Any such transfer or buy-out of the lease or license shall be subject to the consent or approval of the third party lessor or licensor. If the lease or license is not transferable or cannot be bought out, Manager shall remove all such third-party Hardware or Software from a Restaurant within 30 days after the effective date of expiration or termination of this Agreement.

16.7.6    Assignment and Transfers to Owner. Manager shall assign and transfer to Owner: (a) all leases and contracts with respect to a Restaurant entered into by Manager or its Affiliates (if any) in connection with the Operation of a Restaurant, and Owner shall assume all liabilities and obligations in writing, in form and substance reasonably satisfactory to Manager; (b) all right, title and interest in and to all Approvals, including liquor licenses held by Manager or its Affiliates (if any) in connection with the Operation of a Restaurant, to the extent such assignment or transfer is permitted under Applicable Law; and (c) all books and records of a Restaurant (but excluding any Proprietary Rights); provided, however, that Owner shall retain all such books and records and make them available to Manager at a Restaurant at all reasonable times for inspection, audit, examination and photocopying, at Manager's expense, for at least five years after the date of such expiration or termination. Manager shall remove its signatories from the Bank Accounts as of the effective date of such expiration or termination, subject to payment of all amounts due to Manager and its Affiliates under Section 16.7.2. Prior to transferring any Hardware, Software or books and records to Owner or any successor operator, Manager may be required under Manager's information management policies and Applicable Laws regarding data privacy to destroy historic and extraneous personally identifiable information, credit card information and other sensitive information in such Hardware, Software or books and records.

16.7.7    Bank Accounts. Any amounts remaining in the Bank Accounts on the expiration or termination of this Agreement shall be disbursed to Owner; provided, however, that Manager may deduct and retain prior to such disbursement all amounts owed by Owner to Manager and its Affiliates under this Agreement.

16.7.8    Survival. This Section 16.6 shall survive the expiration or termination of this Agreement.

16.8          Notice of Termination to Employees.

Owner acknowledges that Manager or its Affiliates may have an obligation under Applicable Law (including the WARN Act) to give advance notice to Restaurant Personnel of any termination of employment in connection with the expiration or termination of this Agreement, and that failure to comply with such notification obligation might give rise to certain liabilities under Applicable Law. Accordingly, notwithstanding anything to the contrary in this Agreement, the effective date of termination shall be extended to permit Manager to comply with all time periods under Applicable Law (including the WARN Act) if any, unless Owner agrees in writing to defend, indemnify and hold harmless Manager and its Affiliates in accordance with Section 12.3.1 from and against all Third-Party Claims (including lost compensation, fines, penalties and attorneys fees and expenses) incurred by Manager or its Affiliates, arising thereunder as a result of such termination.

17.              DISPUTE RESOLUTION.

17.1          Alternative Dispute Resolution.

17.1.1    Arbitration Required. The Parties agree for themselves, and each of their respective Parent Companies, Equity Owners, and each their respective Affiliates, and each of the shareholders, trustees, beneficiaries, directors, officers, employees or agents of any of the foregoing, that except as set forth in Section 17.1.3, all controversies, disputes, or claims arising from or relating to this Agreement (including the performance or non-performance of any obligations set forth herein or the relationship of the Parties hereunder) shall be subject to, and resolved in accordance with, this Section 17. (For the purposes of this Section 17, the term "Party" shall refer to each of the Persons referenced in this Section 17.1.)

17.1.2    Arbitration Procedures. Any controversy, dispute or claim between the Parties shall be submitted to final and binding arbitration upon demand by a Party by providing notice to the other Party. The arbitration shall be administered by the Judicial Arbiter Group, Inc. ("JAG") under its Commercial Arbitration Rules (the "Arbitration Rules") (if JAG no longer exists, the Parties shall agree on a substitute arbitration service provider). The initiating Party shall file and serve its statement of claims concurrently with its delivery of an arbitration notice to the other Party. Within 20 days after the filing and service of the statement of claims, the Party against whom such claims have been asserted shall file and serve an answering statement. If a reply to the answering statement is necessary, the other Party shall file and serve such reply within 10 days after receipt of the answering statement. Each Party shall submit any claim that would constitute a compulsory counterclaim (as defined by Rule 13 of the Federal Rules of Civil Procedure) within the same arbitration proceeding as the claim to which it relates and any such claim that is not so submitted shall be barred. The Parties shall use good faith efforts to attempt to agree on a panel of three arbitrators, and if the Parties are unable to reach agreement within 30 days after the filing and service of all the Parties' respective pleadings, then the JAG shall appoint the arbitrators in accordance with the Arbitration Rules. The hearing of the arbitration shall be conducted in Denver, Colorado and shall commence within six months after the initiation of the arbitration proceeding. The Parties acknowledge that the Arbitrator(s)' subpoena power is not subject to geographic limitations. The award and decision of the Arbitrator(s) shall be conclusive and binding on all Parties, and not subject to appeal, and judgment upon the award may be entered in any court of competent jurisdiction. Any right to contest the validity or enforceability of the award shall be governed exclusively by the Federal Arbitration Act or any successor law.

17.1.3    Arbitration Not Required for Certain Disputes. Notwithstanding anything to the contrary in this Section 17, the Parties shall have the right to commence litigation or other legal proceedings with respect to any claims relating to the (a) preservation or protection of Manager's Proprietary Rights, and (b) enforcement of this Section 17.

17.1.4    Time Period for Claim. Except as otherwise prohibited or limited by Applicable Law, any failure or delay of a Party in asserting a claim arising from or relating to this Agreement shall constitute a waiver of such claim and shall preclude the enforcement of any legal or equitable remedy with respect to such claim, unless written notice specifying such a claim is provided to the other Party within 24 months after the later of: (a) the date such claim arose; or (b) the date on which the facts giving rise to such a claim were first known (or reasonably should have been known). Nothing in this Section 17.1.4 shall be deemed to extend or toll any applicable statute of limitations.

17.2          Prevailing Party's Expenses.

The prevailing Party in any arbitration, litigation or other legal proceeding arising out of or relating to this Agreement shall be entitled to recover from the losing Party all reasonable fees, costs and expenses for attorneys, experts and other third parties (including its share of the JAG fees and costs) incurred by the prevailing Party in connection with such arbitration, litigation or other legal proceeding (including any appeals and actions to enforce any arbitration awards and court judgments). If a Party prevails on some, but not all, of its claims, such Party shall be entitled to recover an equitable amount of such fees, costs and expenses, as determined by the applicable Arbitrator(s) or court.  In the event the applicable Arbitrator(s) or court does not expressly include in any arbitration award or judgment the amounts recoverable by the prevailing Party under this Section 17.2, any amounts recovered by the prevailing Party under this Section 17.2 shall be separate from, and in addition to, any amounts included in any arbitration award or judgment.

17.3          Jurisdiction and Venue.

Owner irrevocably submits to the jurisdiction of the Federal and State courts of Colorado in any litigation or other legal proceeding, arising out of or relating to this Agreement or any other dispute between the Parties that is not subject to arbitration under this Section 17, and Owner irrevocably agrees that all claims in respect of any such litigation, proceeding must be brought and/or defended in the Federal or State courts of Colorado. Owner agrees that service of process for purposes of any such litigation or legal proceeding need not be personally served or served within the State of Colorado, but may be served with the same effect as if Owner were served within the State of Colorado, by certified mail or any other means permitted by Applicable Law addressed to Owner at the address set forth herein. Nothing in this Section 17.2 shall affect Manager's rights to pursue any litigation or other legal proceeding in any other appropriate jurisdiction, including any litigation, action or proceeding brought by Manager to enforce any judgment against Owner entered by a State or Federal court.

17.4          WAIVERS.

17.4.1    JURISDICTION AND VENUE. OWNER AND MANAGER WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL DEFENSES BASED ON LACK OF JURISDICTION OR INCONVENIENT VENUE OR FORUM FOR ANY LITIGATION OR OTHER LEGAL ACTION OR PROCEEDING PURSUED BY MANAGER OR OWNER IN THE JURISDICTION AND VENUE SPECIFIED IN SECTION 17.3.

17.4.2    TRIAL BY JURY. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY OF ALL CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT.

17.4.3    CLASS ACTIONS. OWNER AGREES THAT, FOR MANAGER'S CHAIN OF BRAND RESTAURANTS TO FUNCTION PROPERLY, MANAGER SHOULD NOT BE BURDENED WITH THE COSTS OF ARBITRATING OR LITIGATING SYSTEM‑WIDE CLAIMS. ACCORDINGLY, OWNER AGREES THAT ANY DISAGREEMENT BETWEEN OWNER AND MANAGER SHALL BE CONSIDERED UNIQUE AS TO ITS FACTS AND SHALL NOT BE BROUGHT AS A CLASS ACTION, AND OWNER WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO BRING A CLASS ACTION OR MULTI-PLAINTIFF, CONSOLIDATED OR COLLECTIVE ACTION AGAINST MANAGER OR ANY OF ITS AFFILIATES.

17.4.4    PUNITIVE DAMAGES. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR UNDER APPLICABLE LAW, IN ANY ARBITRATION, LAW SUIT, LEGAL ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING FROM OR RELATING TO THIS AGREEMENT OR A RESTAURANT, THE PARTIES UNCONDITIONALLY AND IRREVOCABLY WAIVE AND DISCLAIM FOR THEMSELVES, AND EACH OF THEIR RESPECTIVE PARENT COMPANIES, EQUITY OWNERS, AND EACH THEIR RESPECTIVE AFFILIATES, AND EACH OF THE SHAREHOLDERS, TRUSTEES, BENEFICIARIES, DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS OF ANY OF THE FOREGOING, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW ALL RIGHTS TO ANY CONSEQUENTIAL, PUNITIVE, EXEMPLARY, STATUTORY OR TREBLE DAMAGES (OTHER THAN MANAGER'S STATUTORY RIGHTS AND REMEDIES RELATING TO TRADEMARKS, COPYRIGHTS, TRADE SECRETS AND OTHER INTELLECTUAL PROPERTY), AND ACKNOWLEDGE AND AGREE THAT THE RIGHTS AND REMEDIES IN THIS AGREEMENT, AND ALL OTHER RIGHTS AND REMEDIES AT LAW AND IN EQUITY, WILL BE ADEQUATE IN ALL CIRCUMSTANCES FOR ANY CLAIMS THE PARTIES MIGHT HAVE WITH RESPECT THERETO.

17.5          Survival.

This Section 17 shall survive the expiration or termination of this Agreement.

18.              REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGEMENTS.

18.1          Manager's Representations and Warranties.

Manager represents and warrants to Owner as of the Effective Date that:

18.1.1    Organization and Authority. Manager is a corporation duly organized, validly existing, and in good standing under the laws of the state of its organization, is duly qualified to do business in the state in which a Restaurant is located (to the extent required by Applicable Law), and has full power, authority, and legal right to execute and deliver this Agreement, and perform all of Manager's covenants and obligations under this Agreement. Manager's execution, delivery, and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Manager.

18.1.2    Enforceability. This Agreement constitutes a valid and binding obligation of Manager and does not violate or conflict with the organizational and governing documents of Manager or any Applicable Law to which Manager is subject or by which it or any substantial portion of its assets is bound or affected.

18.1.3    Third-Party Approvals. No approval of any third party is required for Manager's execution and performance of this Agreement that has not been obtained prior to the execution of this Agreement. This Agreement and the performance of Manager's obligations hereunder will not violate, conflict with or constitute a breach of or default under any agreement to which Manager or any Affiliate is a party, or any of their respective properties or assets is bound or affected.

18.2          Owner's Representations and Warranties.

Owner represents and warrants to Manager that:

18.2.1    Organization and Authority. Owner is duly organized, validly existing, and in good standing under the laws of the state of its organization, is duly qualified to do business in the state in which a Restaurant is located, and has full power, authority and legal right to execute and deliver this Agreement, and perform all of Owner's covenants and obligations under this Agreement. Owner's execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Owner.

18.2.2    Enforceability. This Agreement constitutes a valid and binding obligation of Owner and does not and will not violate or conflict with any of the organizational or governing documents of Owner or any Applicable Law to which Owner is subject, or a Restaurant or any substantial portion of Owner's assets is bound or affected.

18.2.3    Third-Party Approvals and Contracts. No approval of any third party (including any Lender or ground lessor) is required for Owner's execution and performance of this Agreement that has not been obtained prior to the execution of this Agreement. Neither Owner nor any Affiliate is a party to any agreement for the management, franchise or operation of a Restaurant or any portion thereof that would conflict with this Agreement. This Agreement and the performance of Owner's obligations hereunder will not violate, conflict with or constitute a breach of or default under any agreement to which Owner or any Affiliate is a party, or by which a Restaurant any of the properties or assets of Owner or its Affiliates is bound or affected. No Person holds any rights of claims against Owner, or arising from its relationship with Owner, that would make if a third-party beneficiary under this Agreement.

18.2.4    Litigation. There is no litigation, proceeding or governmental investigation pending or threatened against Owner or the Owner's Equity Owners that could adversely affect the validity of this Agreement or the ability of Owner to comply with its obligations under this Agreement.

18.2.5    Financial Statements. The financial statements and other documents submitted by Owner to Manager prior to the execution of this Agreement (a) are accurate and complete as of the Effective Date, and (b) do not omit the statement of any material fact necessary to make them not misleading.

18.2.6    Ownership of Restaurants and Owner. All information set forth in Exhibit A (a) is accurate and complete as of the Effective Date, and (b) does not omit the statement of any material fact necessary to make them not misleading. Owner is the sole owner of the fee title to the Site and a Restaurant, free and clear of any encumbrances that would have a material adverse effect on the ability to Operate the Restaurants in accordance with this Agreement.

18.2.7    Sanction Laws. Neither Owner, nor any Parent Company or Equity Owner, nor any of their respective Affiliates, nor the shareholders, trustees, beneficiaries, directors, officers, employees or agents of any of the foregoing, (a) is in violation of any Sanction Laws, or otherwise have assets or interests that are subject to restrictions under any Sanction Laws, or (b) would cause Manager or any Affiliate to be in violation of any Sanction Laws, or subject any of its assets or interests to any fines, penalties, sanction, confiscation or similar liability or action under any Sanctions Laws.  No assets or interests (including a Restaurant) of Owner, nor any Equity Owner or Parent Company, nor any of their respective Affiliates, nor the shareholders, trustees, beneficiaries, directors, officers, employees or agents or any of the foregoing, is subject to any restrictions under any Sanction Laws.

18.2.8    Environmental Matters. To Owner's knowledge, (a) no hazardous or toxic materials, substances or wastes are or have been manufactured, generated, processed, used, handled, stored, disposed, released or discharged at, on, in, over, under or from the Site (including any improvements thereon) or the real property adjacent to the Site, (b) there are no soil, water, air, mineral, chemical or environmental conditions or contamination at, on, in, over, under or from the Site (including any improvements thereon) or real property adjacent to the Site that does, or with the passage of time will, require any remediation, abatement, removal, clean up, monitoring or other corrective action, or notice or reporting to any Governmental Authority or employees or patrons of a Restaurant, pose any threat to the health and safety of the employees or patrons of a Restaurant or the environmental or natural resources in general, or otherwise require, based on Applicable Law or standards of prudent ownership, any remediation, abatement, removal, clean up, monitoring or other corrective action, (c) there exists no identifiable threat of the contamination of the Site by release of hazardous or toxic materials, substances or wastes or otherwise from existing sources adjacent to the Site, and (d) there are no underground storage tanks on the Site.

18.3          Owner's Covenants.

18.3.1    Good Standing of Owner. Owner shall take all actions as may be necessary to ensure that Owner remains in good standing in the jurisdiction of its organization, and duly qualified to do business in the jurisdiction in which the Restaurants are located.

18.3.2    Compliance with Laws. Owner shall take all actions as may be necessary to ensure that the representations regarding Compliance with Laws, Gaming Laws and Sanctions Laws in Section 18.2 remain true at all times during the Term.

18.4          ACKNOWLEDGEMENTS.

OWNER AND MANAGER EACH ACKNOWLEDGE AND CONFIRM TO THE OTHER THAT:

18.4.1    NO ADDITIONAL REPRESENTATIONS OR WARRANTIES. NEITHER PARTY HAS MADE ANY PROMISES, REPRESENTATIONS, WARRANTIES OR GUARANTIES OF ANY KIND WHATSOEVER TO THE OTHER PARTY, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT AND NO PERSON IS AUTHORIZED TO MAKE ANY PROMISES, REPRESENTATIONS, WARRANTIES OR GUARANTIES ON BEHALF OF EITHER PARTY, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT.

18.4.2    NO RELIANCE. NEITHER PARTY HAS RELIED UPON ANY STATEMENTS OR PROJECTIONS OF REVENUE, SALES, EXPENSES, INCOME, PROFITABILITY, VALUE OF A RESTAURANT OR SIMILAR INFORMATION PROVIDED BY THE OTHER PARTY BUT HAS INDEPENDENTLY CONFIRMED THE ACCURACY AND RELIABILITY OF ANY SUCH INFORMATION AND IS SATISFIED WITH THE RESULTS OF SUCH INDEPENDENT CONFIRMATION.

18.4.3    LIMITATION ON FIDUCIARY DUTIES. TO THE EXTENT ANY FIDUCIARY DUTIES THAT MAY EXIST AS A RESULT OF THE RELATIONSHIP OF THE PARTIES ARE INCONSISTENT WITH, OR WOULD HAVE THE EFFECT OF EXPANDING, MODIFYING, LIMITING OR RESTRICTING ANY OF THE TERMS OF THIS AGREEMENT, (A) THE EXPRESS TERMS OF THIS AGREEMENT SHALL CONTROL, (B) THIS AGREEMENT SHALL BE INTERPRETED IN ACCORDANCE WITH GENERAL PRINCIPLES OF CONTRACT INTERPRETATION WITHOUT REGARD TO THE COMMON LAW PRINCIPLES OF AGENCY, AND (C) ANY LIABILITY OF THE PARTIES SHALL BE BASED SOLELY ON PRINCIPLES OF CONTRACT LAW AND THE EXPRESS TERMS OF THIS AGREEMENT. THE PARTIES FURTHER ACKNOWLEDGE AND AGREE THAT FOR THE PURPOSES OF DETERMINING THE NATURE AND SCOPE OF MANAGER'S FIDUCIARY DUTIES UNDER THIS AGREEMENT, THE TERMS OF THIS AGREEMENT, AND THE DUTIES AND OBLIGATIONS SET FORTH HEREIN, ARE INTENDED TO SATISFY ALL FIDUCIARY DUTIES THAT MAY EXIST AS A RESULT OF THE RELATIONSHIP BETWEEN THE PARTIES, INCLUDING ALL DUTIES OF LOYALTY, GOOD FAITH, FAIR DEALING AND FULL DISCLOSURE, AND ANY OTHER DUTY DEEMED TO EXIST UNDER THE COMMON LAW PRINCIPLES OF AGENCY OR OTHERWISE (OTHER THAN THE DUTY OF GOOD FAITH AND FAIR DEALING IMPLIED UNDER GENERAL CONTRACT PRINCIPLES, INDEPENDENT OF THE COMMON LAW PRINCIPLES OF AGENCY). ACCORDINGLY, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE AND DISCLAIM ANY FIDUCIARY OR OTHER SIMILAR COMMON LAW RIGHTS THAT ARE NOT EXPRESSLY IDENTIFIED, DESCRIBED AND SET FORTH IN THIS AGREEMENT, AND THUS UNCONDITIONALLY AND IRREVOCABLY WAIVE AND DISCLAIM ANY RIGHT TO RECOVER OR OBTAIN ANY MONETARY, EQUITABLE OR OTHER RELIEF OR REMEDIES FOR ANY ALLEGED BREACH OR VIOLATION OF ANY ALLEGED FIDUCIARY OR OTHER SIMILAR COMMON LAW RIGHT OR OBLIGATIONS.

18.4.4    IRREVOCABILITY OF CONTRACT. IN ORDER TO REALIZE THE FULL BENEFITS CONTEMPLATED BY THE PARTIES, THE PARTIES INTEND THAT THIS AGREEMENT SHALL BE NON-TERMINABLE, EXCEPT FOR AN EVENT OF DEFAULT AND THE SPECIFIC TERMINATION RIGHTS IN FAVOR OF A PARTY SET FORTH IN THIS AGREEMENT. ACCORDINGLY, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES AND DISCLAIM ALL RIGHTS TO TERMINATE THIS AGREEMENT AT LAW OR IN EQUITY, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT.

19.              GENERAL PROVISIONS.

19.1          Governing Law.

This Agreement shall be construed under the laws of the State of Colorado, without regard to any conflict of law principles, except that the interpretation and enforceability of Section 17 shall be governed by the Federal Arbitration Act.

19.2          Construction of this Agreement.

The following principles are to be applied in interpreting this Agreement:

19.2.1    Claims Limited to Contract. Neither Party shall assert against the other Party any contractual claim arising from this Agreement, unless the claim is based upon the express terms of this Agreement and does not seek to vary, and is not in conflict with, those express terms.

19.2.2    Severability. If any term or provision of this Agreement is held invalid, illegal or unenforceable by a court of competent jurisdiction or any Arbitrator(s) for any reason, the remainder of this Agreement shall in no way be affected and shall remain valid and enforceable for all purposes. Notwithstanding the foregoing, if any part of Sections 3, 7, 9 or 11 is held invalid, illegal or unenforceable for any reason, Manager shall have the right to terminate this Agreement upon notice to Owner, without any further liability or obligation to Owner.

19.2.3    Certain Words and Phrases. All words in this Agreement shall be deemed to include any number or gender as the context or sense of this Agreement requires. The use of the words "include," "includes," and "including" followed by one or more examples is intended to be illustrative and is not a limitation on the scope of the description or term for which the examples are provided. All dollar amounts set forth in this Agreement are stated in U.S. dollars, unless otherwise specified. The words "day" and "days" refer to calendar days unless otherwise stated. The words "month" and "months" refer to calendar months unless otherwise stated. If the first or last day of any period of time set forth in this Agreement falls on a weekend or a legal holiday (as observed in the jurisdiction in which a Restaurant is located), such period shall commence or end (as the case may be) on the next business day. The words "hereof", "hereto" and "herein" refer to this Agreement, and are not limited to the article, section, paragraph or clause in which such words are used.

19.2.4    Headings. The table of contents, headings and captions in this Agreement are for the purposes of convenience and reference only and are not to be construed as a part of this Agreement. All references to any article, section or exhibits in this Agreement are to articles, sections or exhibits of this Agreement, unless otherwise noted.

19.2.5    Approvals. Unless expressly stated otherwise in this Agreement, whenever a matter is submitted to a Party for approval or consent in accordance with the terms of this Agreement, such Party has a duty to act reasonably and timely in rendering a decision on the matter.

19.2.6    Entire Agreement. This Agreement (including the attached Exhibits), together with the Development Agreement, each Franchise Agreement and the Site Selection Agreement, constitutes the entire agreement between the Parties with respect to the subject matter contemplated herein and supersedes all prior agreements and understandings, whether written or oral.

19.2.7    Third-Party Beneficiary. No third party shall be a beneficiary of Owner's rights or benefits under this Agreement.

19.2.8    Time of the Essence. Time is of the essence for all purposes of this Agreement.

19.2.9    Remedies Cumulative. Except as otherwise expressly provided in this Agreement, the remedies provided in this Agreement are cumulative and not exclusive of the remedies provided by Applicable Law or under this Agreement, and a Party's exercise of any one or more remedies for any default shall not preclude the Party from exercising any other remedies at any other time for the same default.

19.2.10                        Amendments. Neither this Agreement nor any of its terms or provisions may be amended, modified, changed, waived or discharged, except (a) for Manager's right to make unilateral changes to the Brand Standard, System Services and other changes permitted under this Agreement, and (b) in writing signed by the Party against whom the enforcement of the amendment, modification, change, waiver or discharge is sought.

19.2.11                        Survival. The expiration or termination of this Agreement shall not terminate or otherwise affect any rights or obligations of a Party that either expressly or by their nature survives the expiration or termination of this Agreement.

19.3          Limitation on Manager's Liabilities.

19.3.1    Projections in Management Plan. Owner acknowledges that (a) all budgets and financial projections prepared by Manager or its Affiliates prior to the Effective Date or under this Agreement, including the Management Plans, are intended to assist in Operating the Restaurants, but are not to be relied on by Owner or any third party as to the accuracy of the information or the results predicted therein, and (b) Manager does not guarantee the accuracy of the information nor the results of in such budgets and projections. Accordingly, (i) neither Manager nor its Affiliates shall have any liability whatsoever to Owner or any other Person for any divergence between such budgets and projections and actual operating results achieved, (ii) the failure of a Restaurant to achieve any Management Plan for any Management Year shall not constitute a default by Manager or give Owner the right to terminate this Agreement, except as expressly provided in Section 16.5.3 and (iii) if Owner provides any such budgets or projections to a third party (subject to the confidential provisions in Section 9.1), Owner shall advise such third party in writing of the substance of the disclaimer of liability set forth in this Section 19.3.

19.3.2    Technical Advice. Owner acknowledges that any review, advice, assistance, recommendation or direction provided by Manager with respect to the design, construction, equipping, furnishing, decoration, alteration, improvement, renovation or refurbishing of a Restaurant (including the Construction) (a) is intended solely to assist Owner in the development, construction, maintenance, repair and upgrading of the Restaurants and Owner's compliance with its obligations under this Agreement, and (b) does not constitute any representation, warranty or guaranty of any kind whatsoever that (i) there are no errors in the plans and specification, and (ii) there are no defects in the design of construction of a Restaurant or installation of any building systems or FF&E therein, or (iii) the plans, specifications, construction and installation work will comply with all the Fire and Life Safety Standards or Applicable Laws (including the American with Disabilities Act or similar laws or regulations governing public accommodations for Individuals with disabilities). Accordingly, neither Manager nor its Affiliates shall have any liability whatsoever to Owner or any other Person for any (1) errors in the plans and specifications, (2) defects in the design of construction of a Restaurant or installation of any building systems or FF&E therein, or (3) noncompliance with any engineering and structural design standards or Applicable Laws.

19.3.3    Approvals and Recommendations. Owner acknowledges that in granting any consents, approvals or authorizations under this Agreement, and in providing any advice, assistance, recommendation or direction under this Agreement, neither Manager nor its Affiliates guarantee success or a satisfactory result from the subject of such consent, approval, authorization, advice, assistance, recommendation or direction. Accordingly, neither Manager nor its Affiliates shall have any liability whatsoever to Owner or any other Person by reason of (a) any consent, approval or authorization, or advice, assistance, recommendation or direction, given or withheld by Manager or an Affiliate, or (b) any delay or failure by Manager or an Affiliate to provide any consent, approval or authorization, or advice, assistance, recommendation or direction.

19.4          Waivers.

No failure or delay by a Party to insist upon the strict performance of any term or provision of this Agreement, or to exercise any right or remedy available to a Party for a breach, shall constitute a waiver of such breach or any subsequent breach of such term or provision. No waiver of any default shall affect or alter this Agreement, but each and every term of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach.

19.5          Notices.

All notices, consents, determinations, requests, approvals, demands, reports, objections, directions and other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered by (a) personal delivery, (b) overnight DHL, FedEx, UPS or other similar courier service, or (c) United States Postal Service as Express Mail or certified mail, postage prepaid, return receipt requested, addressed to the recipient Party at the addresses specified in Exhibit A, or at such other address as a Party may designate in accordance with this Section 19.5, and shall be deemed to have been received by the Party to whom such notice or other communication is sent upon (i) delivery to the address of the recipient Party, provided that such delivery is made prior to 5:00 p.m. (local time for the recipient Party) on a business day, otherwise the following business day, or (ii) the attempted delivery of such Notice if such recipient Party refuses delivery, or such recipient Party is no longer at such address number, and failed to provide the sending Party with its current address in accordance with this Section 19.5.

19.6          Owner's Representative.

Owner, for itself and all of the Parent Companies and Equity Owners, shall designate an Individual to act as representative for Owner and the Parent Companies and Equity Owners (the "Owner's Representative"), and Manager shall have the right to rely on all actions by, and communications with, Owner's Representative as binding on Owner and the Parent Companies and Equity Owners. Owner shall provide to Manager the name, address, telephone and fax numbers, email address and other relevant contact information for the Owner's Representative as of the Effective Date and within 10 days of any change thereto.

19.7          Further Assurances.

The Parties shall do and cause to be done all such acts, matters and things and shall execute and deliver all such documents and instruments as shall be required to enable the Parties to perform their respective obligations under, and to give effect to the transactions contemplated by, this Agreement.

19.8          Relationship of the Parties.

The Parties acknowledge and agree that (a) the relationship between them shall be that of principal (in the case of Owner) and agent (in the case of Manager), (b) they are not joint venturers, partners or joint owners with respect to a Restaurant, and (c) nothing in this Agreement shall be construed as creating a partnership, joint venture or similar relationship between the Parties.

19.9          Expenses.

Owner and Manager agrees to each pay on-half all costs and expenses (including reasonable attorneys' fees and disbursements), except as may be otherwise expressly provided in this Agreement, incurred by Manager in connection with the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement, the Development Agreement or the Site Selection Agreement and any other ancillary document or matter related thereto, including specifically the negotiation and execution of subordination and non-disturbance agreements, guaranties and estoppels ("Required Documents").

19.10      Force Majeure.

In the event of a Force Majeure, the obligations of the Parties and the time period for the performance of such obligations (other than an obligation to pay any amount hereunder) shall be extended for each day that such Party is prevented, hindered or delayed in such performance during the period of such Force Majeure, except as expressly provided otherwise in this Agreement. Upon the occurrence of a Force Majeure, the affected Party shall give prompt notice of such Force Majeure to the other Party. If Manager is unable to perform its obligations under this Agreement due to a Force Majeure, or Manager deems it necessary to close and cease the Operation of all or any portion of a Restaurant due to a Force Majeure in order to protect a Restaurant or the health, safety or welfare of the its customers or Restaurant Personnel, then Manager may close or cease Operation of all or a portion of a Restaurant for such time and in such manner as Manager reasonably deems necessary as a result of such Force Majeure, and reopen or recommence the Operation of a Restaurant when Manager again is able to perform its obligations under this Agreement, and determines that there is no unreasonable risk to a Restaurant or health, safety or welfare or its guests or Restaurant Personnel.

19.11      Execution of Agreement.

This Agreement may be executed in counterparts, each of which when executed and delivered shall be deemed an original, and such counterparts together shall constitute one and the same instrument.

20.              Right of First REFUSAL AND RIGHT OF FIRST offer.

20.1          Right of First Offer.

Notwithstanding anything to the contrary contained herein, during the term of this Agreement Manager shall have a right of first offer with respect to any proposed sale of any or all of the Restaurants or other transfer to a purchaser of Owner's interest in a Restaurant.  Owner shall provide written notice to Manager of its intent to enter into any such transaction, which written notice shall describe the proposed transaction and include, among other things, the interest to be transferred, proposed purchase price, identity of the purchaser, any material economic concessions to be made to the purchaser, and any seller financing related to such transfer (the "Offer").  In the event that, within forty-five (45) business days after receipt of such Offer, Manager shall: (i) reject the Offer or fail to respond, Owner shall be entitled to consummate the proposed transfer on substantially the same (or otherwise no more favorable to the purchaser) than the economic terms and conditions as set forth in the Offer; provided, however, that in no event shall Owner make an offer, or accept an offer from, any party or otherwise consummate any sale of a Restaurant or other transfer to a purchaser of Owner's interest in Restaurant on economic terms more favorable to the purchaser than those set forth in the Offer; or (ii) accept such Offer, Owner and Manager shall thereafter use good faith efforts to negotiate, execute and deliver definitive documents reflecting the terms and conditions set forth in the Offer during an exclusivity period to be agreed upon by Owner and Manager but in no event less than sixty (60) days.

20.2          Right of First Refusal.

If Owner receives from a third party and desires to accept a bona fide written offer to purchase any or all of the Restaurants under this Agreement, Owner shall transmit a copy of such offer to Manager, and Manager or its designee shall have the right, but not the obligation, exercisable within 30 days after receipt of such copy and the other information set forth in this Section 20.2, to purchase such Restaurant or Restaurants, including Owner's right to occupy and use the Restaurant, on the same terms and conditions as offered by such third party.  In order that Manager may have information sufficient to enable it to determine whether to exercise its right, Owner shall deliver to Manager such information about the business and operations of Owner as Owner has provided to such third party.  If at the end of such period, Manager or its designee does not exercise its right, Owner may, within 90 days from the expiration of such 30-day period, sell, assign and transfer such Restaurant or Restaurants to such third person, provided that Manager has consented to such transfer as required in Section 11.3.  Any material change in the terms of the offer prior to closing of the sale to such third party shall constitute a new offer, subject to the same rights of first refusal by Manager or its designee as in the case of an initial offer.  Failure by Manager to exercise the right afforded by this Section shall not constitute a waiver of any other provision of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Management Agreement as of the Effective Date.

OWNER: zen PARTNERS llc By: /s/ Peter B. Cole Peter B. Cole, Manager	MANAGER: Good Times Drive Thru, Inc. By:/s/ Boyd E. Hoback Boyd E. Hoback, President (date signed by Manager, constituting the "Effective Date")

EXHIBIT A TO MANAGEMENT AGREEMENT

OWNER INFORMATION AND PRINCIPAL BUSINESS TERMS

I.                   Owner Information. The following Persons, own, either legally or beneficially, the following Ownership Interests in Owner and any Parent Companies, if any.

Name	Address	Percentage Interest

Those Persons noted with an *, either singly or in combination with the others, so designated have the right to direct or control the management and policies of Owner, including those related to payment of financial obligations of Owner.

II.                Name of Restaurant. The approved name of the Restaurants is: "Good Times Burgers & Frozen Custard®".

III.             Principal Business Terms

Base Fee - 5.0% percent of Gross Operating Revenues for each Restaurant for each month during the Management Term (including any partial month at the commencement and expiration or termination of the Management Term).

Incentive Fee - the sum of: (a) 30% of Adjusted Incentive Income, if any, for each Management Year of the Management Term ("1st Tier Incentive Fee"); plus, (b) 20% of the remaining amount of the Adjusted Incentive Income, if any, for each Management Year after payment to Manager of the 1st Tier Incentive Fee and total distributions of cash to Owners equal to a 25% of the Operating Project Costs of all Restaurants for each Management Year of the Management Term.

Marketing Fee - As set forth in Section 8 for each Restaurant.

Reserve Fund Contribution - 0.5% percent of Gross Operating Revenues for each Restaurant from the Opening Date through the Management Term.

Expiration Date - 11:59 p.m. (MST) on the day prior to the 20th anniversary of the Effective Date.

Development Area - Douglas and Sarpy Counties in Nebraska and Pottawattamie, Story, Dallas, and Polk Counties in Iowa.  The description of the Development Area shall be construed as of the Effective Date, notwithstanding any changes made by any Governmental Authorities or other Persons affecting the boundaries of the Development Area after the Effective Date.

Termination Fee - The sum of:  (i) 4 times the aggregate of the Incentive Fees and Lease Guaranty Fees, plus (ii) the Base Fees for all Restaurants paid to Manager during the 12 calendar months preceding the month prior to the date when a notice of termination is delivered to Manager.

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IV.              Notice Addresses

Owner's Notice Address                                  With a copy to:

Zen Partners LLC                                             ____________________________________

                                                                        ____________________________________

                                                                        ____________________________________

Manager's Notice Address                               With a copy to:

Good Times Drive Thru, Inc.

601 Corporate Circle                                       ____________________________________

Golden, Colorado 80401                                 ____________________________________

Attn:  President                                                ____________________________________

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EXHIBIT B TO MANAGEMENT AGREEMENT

RESTAURANT INFORMATION

The following information shall be included on a separate Schedule to be attached to this Agreement for each Restaurant:

I.                   Restaurant Information

Address of Restaurant -

Legal Description of Site (metes and bounds) - [LEGAL DESCRIPTION]

Title to Site - Owner owns fee title to the Site.

Initial Mortgage - __________ Bank ($ amount)

II.                Principal Business Terms

Anticipated Opening Date -

Anticipated Working Capital - $

Outside Entitlements Date -

Outside Commitment Date -

Outside Commencement Date -

Outside Opening Date -

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EXHIBIT C TO MANAGEMENT AGREEMENT

PRE-OPENING SERVICES

1.                  Pre-Opening Services. Subject to Owner's performance of its obligations during the Pre-Opening Period for each Restaurant, Manager shall perform the following services during the Pre-Opening Period for each Restaurant in order to facilitate an orderly opening of each Restaurant (collectively, the "Pre-Opening Services"):

1.1              Restaurant Personnel. Manager shall (a) subject to Section 5.3 of the Agreement, identify, appoint, assign, instruct and supervise a general manager and such other Restaurant Personnel as Manager deems necessary or advisable for the proper staffing of a Restaurant, (b) train all Restaurant Personnel, and (c) arrange for Corporate Personnel or other Persons assist with the opening of a Restaurant, as Manager deems necessary or advisable.

1.2              Marketing. Manager shall develop a promotion, sales and marketing plan for each Restaurant during the Pre-Opening Period (the "Pre-Opening Marketing Plan"). The Pre-Opening Marketing Plan shall include: (a) public relations and communications activities, and (b) implementation of a sales, marketing and advertising programs. The Pre-Opening Marketing Plan shall comply with the sales, marketing, advertising, public relations and Brand identity standards and policies requirements established by Manager, as modified from time to time. Owner shall fund all amounts required under the Pre-Opening Marketing Plan for each Restaurant. Owner expressly acknowledges that Owner's failure to fund a Pre-Opening Marketing Plan for any Restaurant, for any reason, may affect Manager's ability to achieve optimal operating results, including the estimates set forth in the Management Plan for the initial (and potentially subsequent) Management Year for such Restaurant.

1.3              Approvals. Manager shall obtain all Approvals required for the Operation of each Restaurant, provided that Manager shall not be responsible for the issuance of such Approvals. Owner shall pay for all such Approvals. Owner acknowledges that the cost of obtaining such Approvals is not included in the Pre-Opening Budgets.

1.4              Initial Supplies. On behalf of Owner, Manager shall purchase the initial Supplies for each Restaurant (excluding initial food and beverage inventories, which shall be funded from Initial Working Capital) as Manager deems necessary or advisable for the Operation of each Restaurant. Manager shall submit to Owner all purchase orders for the initial Supplies for each Restaurant for Owner's review and approval. In addition, if requested by Owner, Manager shall provide samples to Owner of any such initial Supplies prior to such purchase. Upon Owner's approval of such purchase orders and samples, Manager, at its expense, shall purchase such approved Supplies for each Restaurant.

1.5              System Services. Manager shall (a) incorporate each Restaurant into the mandatory System Services, and any optional System Services in which Owner has elected to participate, and (b) provide such System Services to a Restaurant to the extent Manager deems necessary or appropriate for the opening of a Restaurant in accordance with this Agreement, including accepting reservations in the reservations system.

1.6              Technology Systems. Manager shall incorporate any other technology systems required to Operate a Restaurant to the extent that Manager deems it necessary or appropriate for the opening of a Restaurant in accordance with this Agreement, including the training of Restaurant Personnel.

2.                  Funds for Pre-Opening Services. Owner shall deposit with Manager at least 15 days prior to the first day of each calendar month all amounts set forth in the Pre-Opening Budgets for each Restaurant in accordance with the funds request set forth in the Monthly Statement for such next calendar month for each Restaurant. Notwithstanding anything to the contrary in this Exhibit C, Manager shall have no obligation to provide any Pre-Opening Services for any Restaurant, or advance any funds necessary or advisable to provide any Pre-Opening Services for any Restaurant, unless and until Owner has deposited with Manager all necessary funds for such Pre-Opening Services for such Restaurant as contemplated in the Pre-Opening Budgets.

3.                  Fees and Expenses.

3.1              Pre-Opening Fees. Owner shall pay all System Services Charges to the extent any System Services are provided to a Restaurant prior to the Opening Date ("Pre-Opening Fees"). The System Services Charges for all Restaurants shall be paid monthly in arrears for the immediately preceding month.

3.2              Pre-Opening Reimbursable Expenses. Owner shall reimburse Manager for all Reimbursable Expenses incurred during the Pre-Opening Period for each Restaurant (the "Pre-Opening Reimbursable Expenses").

3.3              Payment of Fees and Expenses.

3.3.1        Terms Regarding Payment. All Pre-Opening Fees, Pre-Opening Reimbursable Expenses and other amounts to be paid by Owner under this Exhibit C shall be paid in accordance with Sections 3.4, 3.5 and 3.6 of this Agreement.

3.3.2        Accrual After Opening Date. Owner acknowledges that Pre-Opening Fees and Pre-Opening Reimbursable Expenses may be incurred or accrued after the Opening Date for a Restaurant, and Owner shall pay all such Pre-Opening Fees and Pre-Opening Reimbursable Expenses, whether incurred or accrued prior to, on or after the Opening Date of a Restaurant in accordance with this Exhibit C.

3.3.3        Payments Due on Termination. If the Agreement is terminated with regard to any Restaurant prior to the Opening Date of such Restaurant, Owner shall pay to Manager or its Affiliates all Pre-Opening Fees and Pre-Opening Reimbursable Expenses and other amounts to be paid by Owner for such Restaurant through the termination date, without limiting any other rights and remedies of the Parties under Section 16 of the Agreement.

3.4              Monthly Statements. Manager shall submit to Owner a monthly statement and payment request during the Pre-Opening Period for each Restaurant, which shall include (a) a statement of all Pre-Opening Reimbursable Expenses incurred by Manager during the prior calendar months for such Restaurant (accompanied by reasonable substantiation of such Pre-Opening Reimbursable Expenses), (b) a statement of all Pre-Opening Reimbursable Expenses anticipated to be incurred with respect to the next calendar month for such Restaurant, (c) a statement of any portion of the Pre-Opening Fees then due or to become due during such calendar month for such Restaurant, and (d) a reconciliation of the amounts previously funded by Owner against the Pre-Opening Fees and Pre-Opening Reimbursable Expenses incurred or anticipated to be incurred in the next calendar month for such Restaurant. Manager shall provide a final accounting and statement to Owner for the Pre-Opening Fees and all Pre-Opening Reimbursable Expenses and any other outstanding amounts that are owed to Manager and its Affiliates for such Restaurant within 120 days after the Opening Date.  All of the Pre-Opening Fees and Pre-Opening Reimbursable Expenses shall be included in the Operating Cost Budget.

4.                  Restaurant Opening.

4.1              Authorization to Open. A Restaurant shall not be opened for business to the public as a Brand restaurant unless Manager has authorized such opening in writing.

4.2              Conditions to Opening. Manager shall not open a Restaurant for business, until each of the following conditions is satisfied or, if a condition is not satisfied, Manager determines in writing that failure to satisfy the condition will not materially interfere with the occupancy and use of a Restaurant in accordance with the Management Standard.

(a)                The architects have issued a certificate to Manager to the effect that the Restaurant has been completed substantially in accordance with the Approved Plans and Specifications;

(b)               Manager, in its sole discretion, determines that the Construction has been completed in accordance with the Approved Plans and Specifications, the Design Specifications, the Fire and Life Safety Standards and the Management Standard;

(c)                All FF&E (including signage), Supplies, Software, Hardware and telecommunications connections for the Restaurant has been installed, as provided in the Pre-Opening Budgets and in accordance with Management Standard;

(d)               All Restaurant building and technology systems are fully functional and ready for use in accordance with the Approved Plans and Specifications, the Design Specifications, the Fire and Life Safety Standards, the Management Standard and the System Services;

(e)                All Approvals required for the legal use, occupancy and Operation of a Restaurant, including a certificate of occupancy, have been obtained;

(f)                Manager has received all certificates of insurance and copies of insurance policies required in this Agreement;

(g)                Manager, in its sole discretion, determines that the Restaurant Personnel have received sufficient training, and demonstrate sufficient competence, to permit Operation of the Restaurant in accordance with the Management Standard.

4.3              "Punch List" Work to Be Completed After the Opening Date. Notwithstanding the foregoing, if Manager determines, in its sole discretion, that any one or more the conditions for opening a Restaurant under Section 4.2 have not been completed to its satisfaction, Manager shall have the right (but not the obligation) to authorize the opening of the Restaurant, subject to the condition that (a) Owner and Manager agree upon a plan for the completion of such items that have not be completed, and (b) Owner, at its expense, shall authorize the completion of all such remaining items in the plan approved by Manager as soon as practicable after the Opening Date for such Restaurant, but no later than the period provided therein.

Confirmation of Opening Date. Upon opening a Restaurant for business under the Brand, Manager and Owner shall acknowledge in writing the Opening Date under this Agreement.

EXHIBIT D TO MANAGEMENT AGREEMENT

INSURANCE REQUIREMENTS

Insurance Coverages:

For each Restaurant, Owner agrees to maintain insurance as follows:

1.                  All insurable property, both real and personal, shall be insured on an "all risk" basis against loss or damage by fire, lightning, wind storm, hail, explosion, riot, riot attending a strike, civil commotion, air traffic, vehicle, smoke or other risks usually insured against by persons operating like properties in the locality where the Restaurant is located, in amounts sufficient to prevent Owner from becoming a co-insurer within the terms of the policies in question, and in any event in amounts not less than the then insurable replacement value thereof.

2.                  During the construction of the Restaurant, policies of Builder's Risk Insurance shall be maintained in amounts approved by Manager.

3.                  Comprehensive general liability insurance shall be maintained for property damage and bodily injury, including death and personal injury, suffered by others upon, in or about the Restaurant or occurring as a result of the maintenance or operation by Owner of any automobiles, trucks or other vehicles or airplanes or other facilities, or as a result of the use of products sold by it or services rendered by it or any claims arising out of the business of Owner pursuant to this Agreement or the operation of the Restaurant in single combined limit amounts as may be required by Manager from time to time, but in any event not less than one million dollars per person/per occurrence.

4.                  Workmen's compensation, unemployment compensation, disability insurance, social security and other insurance coverages shall be maintained in such amounts as may now or hereafter be required by any applicable law or reasonably by Manager.

5.                  Business interruption insurance in amounts and form approved by Manager.

6.                  Umbrella/Excess Liability Insurance - Minimum $10 million per occurrence limit applying excess over all of the primary Commercial General and Employers liability policies (including Terrorism).

            Each policy for the above insurance coverage shall name Manager as an additional insured and shall provide that the respective insurance carrier shall notify Manager, in writing, at least 30 days prior to the termination or modification thereof.  Owner shall deliver to Manager certificates of insurance showing that all required insurance is in effect and fully paid within 10 days after obtaining such coverage.  If Owner fails to maintain any required insurance, Manager may, at its option, obtain such insurance for the account of Owner, and Owner shall promptly reimburse Manager for all such costs incurred by Manager in acquiring such insurance.

Terms and Conditions:

1.                  All insurers must have a minimum A.M. Best rating of A-VIII.

2.                  All policies must provide a 30-day written notice of cancellation or material change to the Owner and Manager.

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3.                  All liability, property and business interruption policies must name the other Party and its Affiliates, as Additional Insureds. In addition, all policies must include mortgagee endorsement(s) in favor of any Lender (as its interests may appear)

4.                  The Commercial General Liability and Excess/Umbrella policies must be written on an Occurrence form.

5.                  Any policy that provides coverage for more than one location must contain a "per location" endorsement, if available.

6.                  All policies must contain an express waiver of subrogation against the other Party and its Affiliates.

7.                  All liability policies must provide coverage and defense for claims filed anywhere in the world, including the United States of America, its territories and possessions, Puerto or Canada.

Definitions: All capitalized terms used in this Exhibit D, but not defined in the Management Agreement, shall have the meaning as commonly used in the insurance industry.

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